Exhibit 10.18

Execution Version

SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

by and among

GRAMERCY WAREHOUSE FUNDING I LLC

and

the Additional Sellers from time to time parties hereto,
as the Sellers

and

the Buyers from time to time parties hereto

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as the Agent

with

WACHOVIA CAPITAL MARKETS, LLC,
as Sole Lead Arranger

Dated as of April 21, 2005

TABLE OF CONTENTS

ARTICLE I

APPLICABILITY

Section 1.01	Amendment and Restatement
Section 1.02	Purchase and Sale

ARTICLE II

DEFINITIONAL PROVISIONS

Section 2.01	Definitions
Section 2.02	Other Definitional Provisions; Determinations by the Agent

ARTICLE III

INITIATION; TERMINATION

Section 3.01	Conditions Precedent to Initial Transaction
Section 3.02	Conditions Precedent to all Transactions
Section 3.03	Transaction Mechanics; Related Matters
Section 3.04	Repurchases
Section 3.05	Termination Dates; Maximum Amount
Section 3.06	Payment of Price Differential

ARTICLE IV

MARGIN MAINTENANCE

Section 4.01	Margin Adjustments
Section 4.02	Margin Correction Deadline

ARTICLE V

INCOME PAYMENTS; REQUIREMENTS OF LAW

Section 5.01	Income Payments
Section 5.02	Requirements of Law

i

ARTICLE VI

SECURITY INTEREST

Section 6.01	Security Interest
Section 6.02	Release of Security Interest

ARTICLE VII

PAYMENT, TRANSFER AND CUSTODY

Section 7.01	Payment, Transfer and Custody

ARTICLE VIII

SELLER REPRESENTATIONS AND WARRANTIES

Section 8.01	Seller Representations and Warranties

ARTICLE IX

COVENANTS

Section 9.01	Seller Covenants

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01	Events of Default
Section 10.02	Remedies

ARTICLE XI

SERVICING

Section 11.01	Seller Covenants
Section 11.02	Seller as Servicer
Section 11.03	Third Party Servicer
Section 11.04	Event of Default
Section 11.05	Modification
Section 11.06	Inspection

ARTICLE XII

THE AGENT

Section 12.01	Appointment
Section 12.02	Duties
Section 12.03	Exculpatory Provisions
Section 12.04	Reliance by Agent
Section 12.05	Notice of Default
Section 12.06	Non-Reliance on Agent and the Buyers
Section 12.07	Reimbursement and Indemnification
Section 12.08	Agent in Its Individual Capacity
Section 12.09	Successor Agent
Section 12.10	Duties in the Case of Enforcement

ARTICLE XIII

MISCELLANEOUS

Section 13.01	Indemnification and Expenses
Section 13.02	Single Agreement
Section 13.03	Notices and Other Communications
Section 13.04	Entire Agreement; Severability
Section 13.05	Assignments and Participations; Hypothecation of Purchased Assets
Section 13.06	Governing Law
Section 13.07	Submission to Jurisdiction; Venue; Waiver of Jury Trial
Section 13.08	Amendments; Waivers; Remedies Cumulative
Section 13.09	Intent
Section 13.10	Joint and Several Liability
Section 13.11	Periodic Due Diligence Review
Section 13.12	Buyer’s Appointment as Attorney-in-Fact
Section 13.13	Legal Matters
Section 13.14	Confidentiality
Section 13.15	Conflicts
Section 13.16	Right of Set-off
Section 13.17	Treatment of Certain Information
Section 13.18	Increased Costs, Illegality, Etc
Section 13.19	Intended Third Party Beneficiaries

SCHEDULES

Schedule 1(a)	Representations and Warranties Re: Purchased Assets Consisting of Whole Loans (including Transitional Assets)
Schedule 1(b)	Representations and Warranties Re: Purchased Assets Consisting of Junior Interests
Schedule 1(c)	Representations and Warranties Re: Purchased Assets Consisting of Mezzanine Loans
Schedule 1(d)	Representations and Warranties Re: Purchased Assets Consisting of Preferred Equity
Schedule 1(e)	Representations and Warranties Re: Purchased Assets Consisting of CMBS
Schedule 1(f)	Representations and Warranties Re: Purchased Assets Consisting of RMBS
Schedule 1(g)	Representations and Warranties Re: Purchased Assets Consisting of Non-Controlling Interests
Schedule 1(h)	Representations and Warranties Re: Purchased Assets Consisting of Pass-Through Interests
Schedule 1(i)	Representations and Warranties Re: Purchased Assets Consisting of Distressed Debt
Schedule 1(j)	Representations and Warranties Re: Purchased Assets Consisting of REO Property Loans
Schedule 2	Wiring Instructions
Schedule 3	Controlled Accounts
Schedule 4	Insurance
Schedule 5	Subsidiaries
Schedule 6	MBS File Delivery Instructions
Schedule 7	Buyer Purchase Amounts

EXHIBITS

Exhibit A	Form of Transaction Request
Exhibit B	Form of Confirmation
Exhibit C	UCC Filing Jurisdictions
Exhibit D	Form of Margin Deficit Notice
Exhibit E	Form of Servicer Notice
Exhibit F	Form of Custodial Agreement
Exhibit G	Form of Account Control Agreement
Exhibit H	Form of Release Letter(s)
Exhibit I	Form of Libor Period Election Notice
Exhibit J	Form of Compliance Certificate
Exhibit K	Form of Purchased Asset Data Summary
Exhibit L	Form of Guarantee Agreement
Exhibit M	Form of Pledge and Security Agreement
Exhibit N	Form of Additional Seller Joinder Agreement
Exhibit O	Form of Escrow Agreement

Exhibit P	Form of Assignment and Acceptance
Exhibit Q	Form of Closing Certification
Exhibit R	Organizational Chart

v

SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of April 21, 2005 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and among GRAMERCY WAREHOUSE FUNDING I LLC, a Delaware limited liability company (“GWF-I”) and the additional sellers from time to time parties hereto (the “Additional Sellers”, together with GWF-I, collectively, the “Sellers”, each, a “Seller”), the buyers from time to time parties hereto (collectively, the “Buyers”, each, a “Buyer”) and WACHOVIA BANK, NATIONAL ASSOCIATION (“WBNA”), as agent for the Buyers (in such capacity, the “Agent”), with Wachovia Capital Markets, LLC (“WCM”), as the Sole Lead Arranger.

RECITALS

GWF-I, as seller, and WBNA, as buyer, are parties to that certain Amended and Restated Master Repurchase Agreement, dated as of December 17, 2004 (the “Existing Agreement”).

The Sellers, the Agent and the Buyers have agreed that the Existing Agreement shall be amended, restated and superceded in its entirety by this Agreement.

Accordingly, the Sellers, the Agent and the Buyers hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Agreement is hereby amended, restated and superceded in its entirety as follows:

ARTICLE I

APPLICABILITY

Section 1.01                                Amendment and Restatement.  This Agreement amends, restates and supercedes the Existing Agreement in its entirety.  All Transactions (as defined in the Existing Repurchase Agreement) outstanding under the Existing Agreement as of the Effective Date hereof shall be deemed to be Transactions (as defined in this Agreement) outstanding under this Agreement (and, accordingly, subject to the terms and conditions hereof) and all references in any Repurchase Document to the Agreement (however denominated) shall be deemed to be references to this Agreement.

Section 1.02                                Purchase and Sale.  Subject to the terms and conditions hereof, from time to time during the Purchase Period (as defined below) the Agent may, upon request of a Seller, enter into transactions (or a series of transactions) on behalf of the Buyers with the Seller in which the Seller transfers certain Mortgage Assets (as defined below) to Agent, on behalf of the Buyers in a sales transaction against the transfer of funds by Buyers representing the purchase price for such Mortgage Assets, with a simultaneous agreement by the Buyers to transfer to the Seller such Mortgage Assets in a repurchase transaction to occur on a date certain, which shall not be later than the Final Termination Date (as defined below), against the transfer of funds by the Seller representing the repurchase price for such Mortgage Assets.  Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, unless otherwise agreed in writing.

ARTICLE II

DEFINITIONAL PROVISIONS

Section 2.01                                Definitions.  As used herein, the following terms shall have the following meanings (all terms defined in this Section 2.01 or in other provisions of this Agreement in the singular shall have the same meanings when used in the plural and vice versa).  Terms otherwise not defined herein shall have the meanings assigned thereto in the Custodial Agreement.

“Accepted Servicing Practices”: With respect to any Mortgage Asset, those mortgage servicing practices of prudent lending institutions which service Mortgage Assets of the same type as such Mortgage Asset in the jurisdiction where the related Mortgaged Property is located.

“Account Control Agreement”: An Account Control Agreement, substantially in the form attached as Exhibit G hereto, among the Sellers, the Agent, for the benefit of the Buyers, and the Bank.

“Act of Insolvency”: With respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Additional Purchased Assets”: The meaning specified in Section 4.01 of this Agreement.

“Additional Seller Joinder Agreement”: An Additional Seller Joinder Agreement, substantially in the form of Exhibit N hereto, duly executed and delivered by each of the parties thereto.

“Additional Sellers”: The meaning specified in the introductory paragraph hereof.

“Affiliate”: Any (A) entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the debtor, other than an entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt, if such entity has not in fact exercised such power to vote; (B) corporation 20 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the debtor, or by an entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the debtor, other than an entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt, if such entity has not in fact exercised such power to vote; (C) person whose business is operated under a lease or operating agreement by a debtor, or person substantially all of whose property is operated under an operating agreement with the debtor; or (D) entity that operates the business or substantially all of the property of the debtor under a lease or operating agreement.

“Affiliated Hedge Counterparty”: The Agent, or any Affiliate of the Agent, in its capacity as a party to any Interest Rate Protection Agreement with any Seller, or any Affiliate of any Seller.

“Agent”: The meaning specified in the introductory paragraph hereof.

“Agreement”: The meaning assigned thereto in the introductory paragraph hereof.

“ALTA”: The American Land Title Association.

“Allocated Underlying Debt”: With respect to an Underlying Mortgaged Property, any senior or pari passu Indebtedness secured directly or indirectly by such Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to, or pari passu with, the related Mortgage Asset in right of payment or priority.

“Approved Bank”: Any bank, savings and loan association, savings institution, trust company or national banking association subject to state and/or federal supervision.

“Asset Schedule and Exception Report”: The meaning assigned thereto in the Custodial Agreement.

“Asset Value”: As of any date of determination for each Eligible Asset, with respect to a Mortgage Asset of a certain Class and the applicable Type of Underlying Mortgaged Property, the least of (x) the product of the Book Value of such Mortgage Asset times the Purchase Rate applicable thereto, (y) the product of the Market Value of such Mortgage Asset times the Purchase Rate applicable thereto and (z) if the LTV for an Underlying Mortgaged Property (including the principal amount of a Mortgage Asset) is greater than the Maximum LTV for such Underlying Mortgaged Property, the product of (i) that portion of the principal amount of such Mortgage Asset, which when added to the Allocated Underlying Debt for such Underlying Mortgaged Property, would result in an LTV for such Underlying Mortgaged

Property that would equal the Maximum LTV for such Mortgaged Property times (ii) the Purchase Rate applicable to such Mortgage Asset.  As of each date of determination, the Purchase Rate shall take into account all adjustments applicable thereto pursuant to the proviso set forth at the end of the definition thereof and the following additional limitations on Asset Value shall apply:

(a)                                  the aggregate Asset Value of the Mortgage Assets shall be reduced to the extent that application of the Sub-Limit to the Underlying Properties securing Mortgage Assets at any time results in breach of the Sub-Limit (such reduction to be determined by the Agent by reference to the Mortgage Assets secured by the Underlying Properties that give rise to breach of the Sub-Limit), unless waived in writing by the Agent in its sole and absolute discretion; and

(b)                                 unless otherwise specifically agreed by the Agent in the related Confirmation, the Asset Value shall be deemed to be zero with respect to each Mortgage Asset (i) in respect of which there is a material breach of a representation and warranty set forth in Schedule 1(a) – 1(j) (as applicable) which has not been cured by the Seller in accordance with the terms of this Agreement (and any applicable cure period set forth in this Agreement has expired) or waived in writing by the Agent (assuming each representation and warranty is made as of the date the Asset Value is determined), (ii) with respect to which any Wet Mortgage Asset in respect of which the Mortgage Asset File (subject to the requirements of the Custodial Agreement) has not been delivered to the Custodian within five (5) Business Days following the Purchase Date, (iii) which has been released from the possession of the Custodian under the Custodial Agreement to the Seller for a period in excess of twenty (20) calendar days, (iv) upon the occurrence of any Act of Insolvency with respect to any co-participant or any other Person having an interest in such Mortgage Asset or any related Underlying Mortgaged Property which is pari passu with, in right of payment or priority, the rights of the Buyers in such Mortgage Asset, and (v) which is determined by the Agent not to be an Eligible Asset.

Notwithstanding any other provision herein, each Seller agrees that to the extent any Seller fails to deliver any reports required hereunder with respect to the Mortgage Asset and/or Underlying Mortgaged Property, such failure will adversely affect the Asset Value of such Mortgage Asset, and, to the extent that such failure to deliver reports causes the Agent to determine in its good faith that it is unable to accurately determine the Asset Value of such Mortgage Asset, the Asset Value shall be deemed to be zero.

“Assignment of Leases”: With respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Underlying Mortgaged Property is located to reflect the assignment of leases.

“Assignment of Mortgage”: With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Underlying Mortgaged Property is located to reflect the assignment of the Mortgage to the Agent for the benefit of the Buyers.

“Bank”: The meaning assigned thereto in the Account Control Agreement.

“Book Value”: With respect to any Mortgage Asset at any time, an amount, as certified by the Seller, equal to the lesser of (x) the face or par amount of such Mortgage Asset and (y) the price which the Seller paid for such Mortgage Asset plus any additional capital advanced by the Seller in respect of such Mortgage Asset, less, in either case, an amount equal to the sum of all principal paydowns paid in respect of such Mortgage Asset and realized losses or other write downs recognized relating to such Mortgage Asset.

“Breakage Costs”: The meaning assigned thereto in Section 3.06(b).

“Business Day”: (i) For all purposes other than as covered by clause (ii) below, any day on which commercial banks are open for business in New York and Minnesota, solely with respect to the Custodial Agreement (or such other state where a successor custodian has its principal place of business), and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Transaction, the Pricing Rate applicable to which is based upon the Eurodollar Rate, any day on which commercial banks are open in each of New York and London.

“Buyer” and “Buyers”: The respective meanings assigned thereto in the introductory paragraph hereof.

“Buyer Percentage”: As to any Buyer at any time, the percentage which such Buyer’s Purchase Amount then constitutes of the aggregate Purchase Amount of all Buyers.

“Capitalized Lease Obligations”: Obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Cash and Cash Equivalents”: (i) cash, (ii) direct obligations of the United States Government, including, without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and Government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass-through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (iv) time deposits, Domestic and Eurodollar certificates of deposit, bankers’ acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody’s and/or guaranteed by a Person with an Aa1 rating by Moody’s, an AA- rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks (provided that the same shall cease to be a “Cash or Cash Equivalent” if at any time any such bank shall cease to be an Approved Bank), (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA- by S&P and/or Aa1 by Moody’s and/or guaranteed by a Person with an Aa1 rating by Moody’s and/or an AA- rating by S&P or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and/or SP-l by S&P and/or guaranteed by an irrevocable letter of credit of an Approved Bank (provided that the same shall cease to be a “Cash or Cash Equivalent” if at any time any such bank shall cease to be an Approved Bank), (vii) repurchase agreements with major banks and primary government security dealers fully secured by the U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, and (viii) real estate loan pool participations, guaranteed by a Person with an AA- rating given by S&P or Aa1 rating given by Moody’s or better rated credit.

“CDO Closing Date”: The date on which Seller (or a special purpose entity created by Seller) shall have issued collateralized debt obligations with respect to all, or substantially all, of the Purchased Assets subject to this Agreement as of the date hereof.

“Change of Control”: The occurrence of any of the following events: (a) prior to an internalization of management by Parent, if GKK Manager LLC is no longer the manager of Parent, (b) after such time as Parent is internally managed, any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of the Parent entitled to vote generally in the election of directors of 20% or more; or (c) the Parent shall cease to own and control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of each Seller.  Notwithstanding the foregoing, none of the Agent, any Buyer nor any other Person shall be deemed to approve or to have approved any internalization of management as a result of this definition or any other provision herein.

“Class”: With respect to a Mortgage Asset, such Mortgage Asset’s classification as one of the following: Whole Loan, Junior Interest, Mezzanine Loan, Preferred Equity, CMBS, RMBS, Non-Controlling Interest, Pass-Through Interest, Distressed Debt, REO Property Loan or Transitional Asset.

“Closing Certification” A Closing Certification, in the form attached hereto as Exhibit Q, executed on behalf of a Seller by a duly authorized officer of the Seller.

“CMBS”: Pass-through certificates representing beneficial ownership interests in one or more first lien mortgage loans secured by commercial and/or multifamily properties.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collection Account”: The account set forth on Schedule 3 established by the Sellers on behalf of the Buyers and subject to an Account Control Agreement, into which all Income shall be deposited.

“Confirmation”: The meaning specified in Section 3.03(f).

“Consolidated Adjusted EBITDA”: For any period, determined with respect to any Person(s) on a consolidated basis, an amount equal to the sum of (a) net income (or loss) of such Person(s) for such period determined on a consolidated basis (prior to any impact from minority interests and before deduction of Preferred Dividends on preferred stock, if any, of such Person(s)), in accordance with GAAP, plus the following (but only to the extent actually included in determination of such net income (or loss)): (i) depreciation and amortization expense, (ii) interest expense, (iii) income tax expense and (iv) extraordinary or non-recurring gains and losses; plus (b) each such Person’s pro rata share of Consolidated Adjusted EBITDA of its Unconsolidated Affiliates.  Consolidated Adjusted EBITDA will be adjusted to remove all impact of FIN 46 and FAS 140 to the extent of related transfers to special purpose entities in connection with bona fide securitizations of Mortgage Assets and related extensions of credit in connection with bona fide lendings made by such Person as lender.

“Consolidated Interest Expense”: For any period, determined without duplication with respect to any Person(s) on a consolidated basis, the amount of total interest expense incurred (in accordance with GAAP), including capitalized or accruing interest (but excluding interest funded under a construction loan), plus each such Person’s pro rata share of Interest Expense from Joint Venture investments and Unconsolidated Affiliates.

“Consolidated Total Assets”: At any time, an amount equal to the aggregate book value of (a) all assets owned by any Person(s) (on a consolidated basis) and (b) the proportionate share of assets owned by non-consolidated subsidiaries of such Person(s), less (i) amounts owing to such Person(s) from any Affiliates thereof (other than “arm’s length” loans to SLG), or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person(s) or their respective Affiliates, (ii) intangible assets (other than Interest Rate Protection Agreements specifically related to the Purchased Assets) and (iii) prepaid taxes and/or expenses.

“Consolidated Total Indebtedness”: At any time, without duplication, all amounts of Indebtedness and Contingent Liabilities of any Person(s) and all Subsidiaries thereof determined on a consolidated basis, plus the pro rata share of Indebtedness and Contingent Liabilities of Unconsolidated Affiliates of such Person(s).

“Contingent Liabilities”: Means with respect to any Person(s) and all Subsidiaries thereof (without duplication): (i) liabilities and obligations (including any Guarantee Obligations) of such Persons in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which would be required to be, or customarily would be, disclosed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of a Form 10-Q or Form 10-K (or their equivalents) which any such Person (or any Affiliate thereof) is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefore) other than extensions of credit in connection with bona fide lendings made by such Person as lender and bona fide securitization transactions which fall into this category solely as a result of the application of FAS 140 or FIN 46, (ii) any obligation (including, without limitation, any Guarantee Obligation) whether or not required to be disclosed in the footnotes to any such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion, environmental indemnities and guarantees of customary carve-out matters made in connection with Non-Recourse Indebtedness, such as fraud, misappropriation, bankruptcy and misapplication) which have not yet been called on or quantified, of such Person or of any other Person, and (iii) any forward commitment or obligation to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender.  The amount of any Contingent Liabilities described in clause (ii) shall be deemed to be (a) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which in the case of an operating income guarantee shall be deemed to be equal to the debt service for the note secured thereby, through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of such Person.  As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Contractual Obligation”: As to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Accounts”: A collective reference to the Collection Account and the Operating Account.

“Custodial Agreement”: A custodial agreement, substantially in the form attached as Exhibit F hereto, by and among the Sellers, the Agent, the Buyers and the Custodian, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Custodian”: Wells Fargo Bank, N.A. and its successors in interest, as custodian under the Custodial Agreement, and any successor Custodian under the Custodial Agreement.

“Debt Service Coverage Ratio” or “DSCR”: With respect to any Mortgage Asset, as of any date of determination, each of (a) the In Place DSCR and (b) the Stabilized DSCR of such Mortgage Asset at such time.

“Default”: Any of the events specified in Section 10.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulted Mortgage Asset”: Any Mortgage Asset (a) which is sixty (60) days or more delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related Mortgage Asset documents (including, without limitation, any Preferred Equity which has not been current pay during such period), (b) for which there is a material breach of the representations and warranties set forth on Schedules 1(a) – 1(j), as applicable, hereto having a Material Adverse Effect on such Mortgage Asset, or (c) for which there is a material non-monetary default under the related Mortgage Asset documents.

“Delinquent Mortgage Asset”: A Mortgage Asset which is thirty (30) or more days, but less than sixty (60) days, delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related Mortgage Asset documents (including, without limitation, any Preferred Equity which has not been current pay during such period).

“Derivatives Contract”: Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value”: With respect to any Derivatives Contract, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contract, (a) for any date on or after the date such Derivatives Contract has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contract (which may include the Agent or any Buyer).

“Distressed Debt”: A non-performing first priority commercial real estate whole loan, or a performing first priority commercial real estate whole loan with an LTV greater than 100%, which will mature within 12 months (including any extension options) of the Purchase Date.  The LTV must take into account any senior or pari passu Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior or pari passu with the related Mortgage Asset in right of payment or priority.

“Dollars” and “$”: Freely transferable lawful money of the United States of America.

“Dry Funding”: A Transaction for which a complete Mortgage Asset File, in accordance with the terms of this Agreement and the Custodial Agreement, has been delivered for each related Mortgage Asset to the Custodian prior to the related Purchase Date.

“Dry Mortgage Asset”: A Mortgage Asset for which a complete Mortgage Asset File, in accordance with the terms of this Agreement and the Custodial Agreement, has been delivered to the Custodian prior to related Purchase Date.

“Due Diligence Review”: The performance by the Agent of any or all of the reviews permitted under Section 13.11 with respect to any or all of the Mortgage Assets, as reasonably desired by the Agent from time to time.

“Effective Date”: The first date upon which all of the conditions precedent set forth in Section 3.01 shall have been satisfied or waived by the Agent.

“Election Notice”: An irrevocable notice substantially in the form of Exhibit I hereto specifying the Eurodollar Period which the Seller has selected in respect of any Transaction.

“Electronic Transmission”: The delivery of information in an electronic format acceptable to the applicable recipient thereof.

“Eligible Asset”: A Mortgage Asset which as of any date of determination:

(a)                                  except with respect to non-performing Distressed Debt, is not a Defaulted Mortgage Asset or Delinquent Mortgage Asset;

(b)                                 is not a construction loan or a construction note of any sort (which shall not, in and of itself, preclude Mortgage Assets that include renovation, rehabilitation or expansion components which will be completed within twelve (12) months of the related Purchase Date);

(c)                                  has been approved by the Agent in its sole discretion;

(d)                                 in the case of a Whole Loan (including any Transitional Asset), is evidenced by an original Mortgage Note; and

(e)                                  is not a Wet Mortgage Asset for which the related Mortgage Asset File has not been delivered in accordance with the terms of this Agreement and the Custodial Agreement within five (5) Business Days after the Purchase Date or is not a Dry Mortgage Asset for which the related Mortgage Asset File has not been delivered in accordance with this Agreement and the Custodial Agreement;

provided, that (i) ”Eligible Asset” shall not include any Mortgage Asset consisting of Preferred Equity or a first loss debt instrument (other than CMBS) which represents less than 5.0% of the total debt capitalization of the related Underlying Mortgaged Property, (ii) notwithstanding the foregoing and any Mortgage Asset’s failure to conform to any of the criteria set forth above, the Agent may, in its sole discretion, designate in writing any such non-compliant Mortgage Asset an Eligible Asset, (iii) in the case of Mortgage Assets consisting of Preferred Equity, REO Property Loans and Distressed Debt, the Agent reserves the right to require that such Mortgage Assets be held in separate special purpose entities with respect to each such Mortgage Asset of a particular Class in order to be included as Eligible Assets and (iv) Eligible Assets (other than CMBS or RMBS) that are pari passu investments with third parties must provide that (a) the Seller or the Parent retains the majority ownership or joint control with respect to customary major decisions for the particular type of Eligible Asset and retains notice and cure rights with respect to all material issues related thereto, (b) the Buyers meet any applicable financial and other criteria required by the applicable documentation for a holder of such Eligible Asset and (c) any other participant or co-investor must meet customary “qualified institutional lender” criteria on the related transfer date.

“Eligible Transferee”: Any Person selected by a Buyer and consented to by the Sellers, such consent not to be unreasonably withheld, delayed or conditioned; provided, that consent of the Sellers shall not be required (i) upon the occurrence and during the continuation of any Event of Default and (ii) at any time with respect to any Person which is a Buyer, or an Affiliate of any Buyer, or a bank, financial institution, pension fund, insurance company or other similar Person or a special purpose vehicle.

“Environmental Law”: Any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interest”: With respect to any Person, any share of Capital Stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of Capital Stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of Capital Stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate”: Any person (as defined in Section 3(g) of ERISA which, together with the Sellers would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement”: An agreement in the form attached hereto as Exhibit O, delivered by the Settlement Agent with respect to any Wet Mortgage Assets to the Agent and Custodian in accordance with the terms hereof in the form attached hereto as Exhibit O.

“Eurodollar Period”: With respect to any Transaction, (i) initially, the period commencing on the Purchase Date with respect to such Transaction and ending on the earlier of the related Repurchase Date and the first Payment Date after such Purchase Date, and (ii) thereafter, each period commencing on the last day of the preceding Eurodollar Period applicable to such Transaction and ending on the earliest of (x) the related Repurchase Date, (y) the Payment Date that is one-month, two-months, three-months or six-months thereafter, in each case as specified by Seller in an Election Notice delivered to Buyer not less than three (3) Business Days prior to the last day of then-current Eurodollar Period with respect thereto; provided, that Seller may not select a Eurodollar Period longer than one-month if the last day of such Eurodollar Period occurs after the Final Termination Date and, in the event that the Buyer has not received an Election Notice by the date which is three (3) Business days prior to the last day of then-current Eurodollar Period with respect thereto, the Seller shall be deemed to have selected a one-month Eurodollar Period, or (z) the Final Termination Date.

“Eurodollar Rate”: With respect to any outstanding Transaction, the rate per annum equal to LIBOR for deposits in Dollars for a period equal to the applicable Eurodollar Period which appears on page 3750 of the Telerate Screen at or about 9:00 a.m., New York City time, three (3) Business Days prior to the beginning of such Eurodollar Period (and if such date is not a Business Day, the Eurodollar Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the average rate per annum at which three (3) mutually acceptable banks are offered Dollar deposits at or about 8:00 a.m., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of thirty (30) days and in an amount comparable to the amount of the Transactions to be outstanding on such day.  The Eurodollar Rate shall be reset by the Agent as described above and the Agent’s determination of Eurodollar Rate shall be conclusive upon the parties absent manifest error on the part of the Agent.

“Event of Default”: The meaning specified in Section 10.01.

“Federal Funds Rate”: Shall mean for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/1000 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day for such transactions received by Wachovia Bank, National Association from three Federal funds brokers of recognized standing and reputation reasonably selected by Wachovia Bank, National Association.

“Fee Letter”: That certain Second Amended and Restated Fee Letter, dated as of even date herewith, among the Sellers and the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“FHLMC”: Federal Home Loan Mortgage Corporation, or any successor thereto.

“Final Purchase Date”: The earlier of March 15, 2006 and the Final Termination Date.

“Final Termination Date”: (i) June 16, 2008 or (ii) such later date as may be in effect pursuant to Section 3.05(a) hereof or (iii) such earlier date on which this Agreement shall terminate in accordance with the provisions hereof (including, without limitation, Section 3.05(c)) or by operation of law.

“FIRREA”: The Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Dollar LTV”: With respect to any Mortgage Asset which is a Whole Loan (including any Transitional Asset), 0%; with respect to any other Class of Mortgage Asset at any time of determination, the LTV with respect to any debt which is senior to such Mortgage Asset (as determined by Buyer in its sole and absolute discretion) and which is secured by the same Underlying Mortgaged Property.

“First Termination Date”: August 19, 2007, or such later date as may be in effect pursuant to Section 3.05(a) hereof.

“FNMA”: Federal National Mortgage Association, or any successor thereto.

“Foreclosed Loan”: A Mortgage Asset with respect to which the Underlying Mortgaged Property has been foreclosed upon by the Seller.

“Funds From Operation” or “FFO”: For a given period, (a) Net Income of the Parent and its Subsidiaries for such period (before extraordinary and non-recurring items), minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period, plus (c) depreciation and amortization of real and personal property assets for such period, plus (d) without duplication, income from unconsolidated partnerships and joint ventures, determined in each case in accordance with GAAP.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“GNMA”: Government National Mortgage Association, or any successor thereto.

“Governing Documents”: As to any Person, its articles or certificate of incorporation and by-laws, its partnership agreement, its certificate of formation and operating agreement, and/or the other organizational or governing documents of such Person.

“Governmental Authority”: Any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over any Seller or Buyer, as applicable, or any of their respective businesses, operations or properties.

“Ground Lease”: A ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Purchase Date of the Mortgage Asset; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Ground Lease Asset”: A Mortgage Asset the Underlying Mortgaged Property for which is secured or supported in whole or in part by a Ground Lease.

“Guarantee”: As to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well another Person, to purchase assets, goods, securities or services, or to agree to take-or-pay arrangement or otherwise).  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantee Agreement”: A Guarantee Agreement, substantially in the form attached as Exhibit L hereto, made in favor of the Buyers by the Parent and its operating partnership, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.  Recourse under the Guarantee Agreement shall be limited to 10% of the greater of the outstanding aggregate Purchase Price and the total capitalization of the Sellers and shall include a joint and several recourse carve out in favor of the Buyers and the same financial covenants as are applicable to Parent under the Liquidity Facility.

“Guarantee Default”: The meaning specified in Section 9.01(ff).

“Guarantee Obligation”: As to any Person (the “guaranteeing person”), without duplication, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of an obligation for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guarantors”: The meaning assigned thereto in the Guarantee Agreement.

“In Place DSCR”: With respect to any Mortgage Asset, as of any date of determination, the ratio of (x) (i) Net Cash Flow plus (ii) debt service reserves actually held back or funded into Seller controlled accounts subject to the Seller’s exclusive dominion and control, plus (iii) at Buyer’s sole discretion, third party credit enhancements, to (y) the debt service on the Mortgage Asset calculated using (i) the greater of (A) the required amortization for the first 12 months of the remaining term of the Mortgage Asset or (B) hypothetical 30-year amortization schedule for the first 12 months of the remaining term of the Mortgage Asset, and (ii) an interest rate equal to the actual interest rate (in the case of a fixed interest rate Eligible Asset) or the lesser of (i) the highest applicable strike price of any LIBOR cap contract for such 12-month period (plus the spread) or (ii) the average interest rate for such 12 month period using the applicable “forward LIBOR curve”, plus 50 basis points over the spread.

“Income”: With respect to any Mortgage Asset at any time, all collections and proceeds on or in respect of the Mortgage Assets, including, without limitation, any principal thereof then payable and all interest or other distributions payable thereon less any related servicing fee(s) charged by Servicer.

“Indebtedness”: For any Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (including without limitation principal, interest, assumption fees, prepayment fees, contingent interest, and other monetary obligations whether choate or inchoate); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, letters of credit, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all “off-balance sheet arrangements” of such Person other than bona fide securitization transactions; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatory Redeemable Stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations under any Purchased Asset or any obligation senior to the Purchased Asset, unfunded interest reserve amount under any Purchased Asset or any obligation that is senior to the Purchased Asset, purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatory Redeemable Stock)); (h) net obligations under any Derivative Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person.

“Initial Maximum Amount”: An amount equal to $500,000,000, or such other amount as the Sellers, the Agent and the Buyers may from time to time agree in writing.

“Interest Rate Protection Agreement”: With respect to any or all of the Purchased Assets, any futures contract, options related contract, short sale of US Treasury securities or any interest rate swap, cap, floor or collar agreement, total return swap or any other similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies and acceptable to the Agent.

“Investment”: With respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any binding commitment or option to make an Investment in any other Person shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in any Wachovia Facility document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Joint Venture”: The meaning specified in the Liquidity Facility.

“Junior Interest”: (a) A junior participation interest in a performing commercial real estate loan or (b) a “B-note” in an “A/B structure” in a performing commercial real estate loan, for which the combined DSCR is not less than that set forth in the related Confirmation, taking into account, in the calculation of the LTV and the DSCR of such Junior Interest, any senior or pari passu Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property (including, if applicable, any Preferred Equity).

“Junior Interest Note”: The original executed promissory note, certificate (whether participation or otherwise) or other tangible evidence of a Junior Interest.

“Late Payment Fee”: The meaning specified in Section 3.06(a).

“LIBOR”: London Interbank Offered Rate.

“Lien”: Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Liquidity”: At any time, an amount equal to the sum of (x) the Cash and Cash Equivalents of the Guarantors (on a consolidated basis) at such time and (y) so long as no Default or Event of Default shall have occurred and then be continuing, the Wachovia Facility Availability; provided, that the Wachovia Facility Availability shall be included when calculating Liquidity only to the extent that all financial covenants under this Agreement and the Liquidity Facility are satisfied immediately before and, on a pro forma basis, after giving full effect to all of the transactions taken into account with respect to any Wachovia Facility pursuant to the definition of Wachovia Facility Availability.

“Liquidity Facility”: That certain Credit Agreement, dated as of August 20, 2004, among Gramercy Capital Corp. and GKK Capital LP, individually and collectively as borrower, the financial institutions from time to time parties thereto, Wachovia Capital Investments, Inc., as administrative agent, and WCM, as sole lead arranger and sole book manager, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Loan-to-Value Ratio” or “LTV”: With respect to any Mortgage Asset, at the time of determination, the ratio of (a) the outstanding principal amount of such Mortgage Asset at such time plus the amount of any Allocated Underlying Debt for such Mortgage Asset at such time to (b) the lesser of (i) the appraised value of the related Underlying Mortgaged Property, as determined by reference to the third-party appraisal, meeting the standards required by FIRREA, of such Underlying Mortgaged Property, with such appraised value being subject to adjustment by the Agent in its sole discretion, and (ii) the purchase price of such Underlying Mortgaged Property.

“Management Contract”: That certain Management Contract, dated as of August 20, 2004, between Parent and GKK Manager LLC, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Manager”: The meaning assigned thereto in the Management Contract.

“Mandatory Redeemable Stock”: With respect to any Seller or any Subsidiary thereof, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatory Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Final Termination Date or the maturity date of the Liquidity Facility.

“Margin Correction Deadline”: The time, determined in accordance with Section 4.02 of this Agreement, as the time by which all transfers, repurchases and payments elected to be made by the Sellers pursuant to a Margin Deficit Notice shall be completed.

“Margin Deficit”: At any time and with respect to any Mortgage Asset subject to a Transaction then outstanding, the amount, if any, by which (a) the Repurchase Price for such Mortgage Asset exceeds the Asset Value of such Mortgage Asset (the value of any applicable Interest Rate Protection Agreements shall be taken into account when making any such calculations) or (b) the aggregate Repurchase Price of all Mortgage Assets subject to Transactions then outstanding exceeds the Maximum Amount.

“Margin Deficit Notice”: A written notice, substantially in the form attached as Exhibit D hereto, which requires the Sellers to correct a Margin Deficit in accordance with Article IV of this Agreement.

“Margin Stock”: The meaning provided in Regulations U and X of the Board of Governors of the Federal Reserve System.

“Market Disruption Event”: Any event or events which, in the good faith determination of the Agent, shall have resulted in (i) the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities, (ii) the Agent or any Buyer not being able to finance Mortgage Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events, (iii) the effective absence of a “securities market” for securities backed by Mortgage Assets or (iv) the Agent or any Buyer not being able to sell securities backed by Mortgage Assets at prices which would have been reasonable prior to the occurrence of such event or events.

“Market Value”: As of any date in respect of any Mortgage Asset, the price at which such Mortgage Asset could readily be sold (which price shall in no event be greater than the outstanding principal amount (or equivalent term for “par” for Mortgage Assets with no principal amount) of such Mortgage Asset, unless the Seller, or any Affiliate of the Seller, shall have entered into an Interest Rate Protection Agreement with an Affiliated Hedge Counterparty in respect of such Mortgage Asset ), as determined by the Agent in its sole discretion exercised in good faith by (i) reference to the market value of the Underlying Mortgaged Property, which shall be determined by a third-party appraisal of the Underlying Mortgaged Property (which appraisal may, at the election of the Agent, be the appraisal in place at the time such Mortgage Asset is sold to the Buyers hereunder), as such determination of the market value of the Underlying Mortgaged Property may be adjusted by the Agent in its sole discretion exercised in good faith, and (ii) taking into account such other criteria as the Agent deems appropriate in its good faith, including, without limitation, current market conditions (including, without limitation, current interest rates and spreads), credit quality, liquidity of position, eligibility for CDO execution, subordination, delinquency status and aging and any amounts owing to or by an Affiliated Hedge Counterparty under any related Interest Rate Protection Agreement, which price, in each case, may be determined to be zero.

“Material Adverse Effect”: A material adverse effect on (a) the Property, business, operations, financial condition or prospects of Seller, (b) the ability of Seller to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Agent or any Buyer under any of the Repurchase Documents, (e) the timely payment of any amounts payable under the Repurchase Documents, or (f) the Asset Value, rating (if applicable) or liquidity of any or all of the Purchased Assets.

“Materials of Environmental Concern”: Any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maximum Amount”: (i) For the period from and including the Effective Date until the First Termination Date, an amount equal to the Initial Maximum Amount; (ii) for the period from and including the First Termination Date until the Second Termination Date, an amount equal to 50% of the Initial Maximum Amount; and (iii) for the period from and including the Second Termination Date until the Final Termination Date, an amount equal to 20% of the Initial Maximum Amount.

“Maximum LTV”: With respect to any Purchased Asset at any time, the Loan-to-Value ratio for the related Underlying Mortgaged Property set forth in the related Confirmation under the heading “Maximum LTV” and for the Class and Type of such Mortgage Asset.

“MBS File”: The documents required to be delivered to the Agent with respect to Mortgage Assets which consist of CMBS or RMBS, which are set forth in the MBS File Delivery Instructions attached as Schedule 6 hereto.

“MBS File Delivery Instructions”: The instructions on Schedule 6 hereto with respect to the delivery by a Seller to the Agent of MBS Files.

“Mezzanine Loan”: A performing mezzanine loan secured by pledges of all the Capital Stock of a Mortgagor or that portion of the Capital Stock that includes the general partnership, managing member or other controlling interest (including, without limitation, the right to take title to and sell the related Underlying Mortgaged Property) that owns income producing commercial real estate which is a Type of Mortgaged Property and for which the combined DSCR is not less than that set forth in the related Confirmation, taking into account, in the calculation of the LTV and the DSCR of such Mezzanine Loan, any senior or pari passu Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to, or pari passu with, the related Mortgage Asset in right of payment or priority.

“Mezzanine Note”: The original executed promissory note, certificate or other tangible evidence of Mezzanine Loan indebtedness.

“Moody’s”: Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to the Agent.

“Mortgage”: Each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage Asset”: Any Whole Loan, Junior Interest, Mezzanine Loan, Preferred Equity, CMBS, RMBS, Non-Controlling Interest, Pass-Through Interest, Distressed Debt, REO Property Loan or Transitional Asset (i) the Underlying Mortgaged Property for which is included in the categories for Types of Mortgaged Property, and (ii) which the Seller has delivered to the Agent, on behalf of the Buyers, or its designee (including the Custodian) in connection with any Transaction hereunder.  In no event shall “Mortgage Asset” include any equity class issued by a CDO or CLO vehicle.

“Mortgage Asset File”: The meaning assigned thereto in the Custodial Agreement.

“Mortgage Note”: The original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a commercial mortgage loan.

“Mortgaged Property”: The real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mezzanine Note, a Junior Interest Note or a Mortgage Note or, in the case of Preferred Equity, all such real property owned, and all other collateral pledged in favor of the holder of such Preferred Equity, by the issuer of such Preferred Equity.

“Mortgagee”: The record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor”: The obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan”: A multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Cash Flow”: With respect to any Underlying Mortgaged Property, for any period, the underwritten net cash flow calculated in accordance with the Agent’s customary criteria for commercial mortgage properties.

“Net Income”: With respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Consolidation Opinion”: A “non-consolidation” opinion of outside counsel to the Seller in form and substance satisfactory to the Agent.

“Non-Controlling Interest”: An interest in any Whole Loan, Junior Interest or Mezzanine Loan which represents less than a majority of the interests, and which does not represent a controlling position as reasonably determined by the Agent, in such Mortgage Asset, and which is pari passu in right of payment and priority to any other interests in such Mortgage Asset; provided, that such interest vests the holders thereof with approval or veto rights over customary major decisions concerning the Mortgage Asset and the related Underlying Mortgaged Property.

“Nonrecourse Indebtedness”: With respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Operating Account”: The account of a Seller described on Schedule 3 hereto.

“Parent”: Gramercy Capital Corp., a Maryland corporation.

“Pass-Through Interest”: A certificate or certificates representing entire beneficial interests in a grantor trust or similar pass-through special purpose entity exclusively holding any of the following: Whole Loans, Junior Interests, Mezzanine Loans, Preferred Equity, Distressed Debt, REO Property Loan, CMBS or RMBS; provided that such certificate is and will be treated as debt by the United States Internal Revenue Service for tax purposes.

“Payment Calculation Date”: The tenth (10th) day of each month.

“Payment Date”: The last Business Day of each calendar month.

“PBGC”: The Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Performance Guarantor”: The meaning specified in Section 9.01(ff).

“Periodic Advance Repurchase Payment”: The meaning specified in Section 3.06(a).

“Person”: Any individual, limited liability company, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan”: Any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any Seller or a Subsidiary of the Seller or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the the Seller, or a Subsidiary of the Seller or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge and Security Agreement”: A Pledge and Security Agreement, substantially in the form attached as Exhibit M hereto.

“Post-Default Rate”: In respect of any day a Transaction is outstanding or any other amount under this Agreement or any other Repurchase Document that is not paid when due, whether on the stated Repurchase Date or otherwise (a “Post-Default Day”), a rate per annum on a 360 day per year basis during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the Pricing Rate on such Post-Default Day plus 500 basis points.

“Preferred Dividends”: For any period and without duplication, all Restricted Payments paid or accrued during such period on Preferred Securities issued by any Seller or any Subsidiary thereof.  Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests (other than Mandatory Redeemable Stock) payable to holders of such class of Equity Interests; (b) to any Seller or any Subsidiary thereof; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity”: A performing current pay preferred equity position (with a put or synthetic maturity date structure replicating a debt instrument) evidenced by a stock share certificate or other similar ownership certificate representing the entire equity ownership interest in entities that own income producing commercial real estate for which the underwritten DSCR is not less than that set forth in the related Confirmation, taking into account, in the calculation of the LTV and the DSCR of such Preferred Equity, any senior or pari passu Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to, or pari passu with, the related Mortgage Asset in right of payment or priority.

“Preferred Securities”: With respect to any Person, Equity Interests in such Person that are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment (or accrual) of dividends or distribution of assets upon liquidation, or both.

“Price Differential”: With respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate in effect from time to time for such Transaction to the Purchase Price (decreased by any amounts previously paid by the Seller to the Agent hereunder in respect of the Purchase Price component of the Repurchase Price of such Mortgage Asset) for such Transaction on each day during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by the Seller to the Agent with respect to such Transaction).

“Pricing Rate”: With respect to a Mortgage Asset of a certain Class and the applicable Type of Underlying Mortgaged Property, at any date of determination a rate per annum equal to the sum of (a) the Eurodollar Rate applicable on such date plus (b) the Pricing Spread for such Mortgage Asset applicable on such date as set forth in the related Confirmation.

“Pricing Spread”: The point spreads set forth in the related Confirmation corresponding to both the Classes of Mortgage Assets and the Types of Underlying Mortgaged Property set forth therein; provided, that, (i) with respect to each Transaction comprised of more than one (1) Type of Mortgage Asset, the Pricing Spread shall be determined on a weighted average basis based upon the value allocated to each Type of Underlying Mortgaged Property as of any date of determination, (ii) in the event that such Transaction is comprised of Mortgage Assets each with a corresponding Book Value, the Pricing Spread shall be based upon the Type of Underlying Mortgaged Property as of any date of determination and (iii) the Pricing Spread will vary in accordance with the Purchase Rate selected by Seller in the related Confirmation.  All such reductions and any other adjustments to the Pricing Spread shall be determined by the Agent in its sole discretion and shall be conclusive and binding absent manifest error.

“Prime Rate”: The prime rate announced to be in effect from time to time by the Agent as its prime rate.  The prime rate is not intended to be the lowest general rate of interest charged by the Agent to its customers.

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Properties”: The meaning in Section 8.01(x).

“Purchase Agreement”: Any purchase agreement by and between any Seller and any third party, including without limitation, any Affiliate of any Seller, pursuant to which the Seller has purchased assets subsequently sold to the Buyers hereunder.

“Purchase Amount”: As to any Buyer, the obligation of such Buyer to participate in Transactions entered into by the Agent on behalf of the Buyers in accordance with the terms hereof, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Buyer’s name on Schedule 7 under the caption “Purchase Amount” or, as the case may be, in the Assignment and Acceptance pursuant to which such Buyer became a party hereto, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

“Purchase Date”: With respect to each Transaction, the date on which the related Mortgage Assets are transferred by the Seller to the Agent, on behalf of the Buyers, or its designee (including the Custodian), which date shall in no event be after the Final Purchase Date.

“Purchase Period”: The period from and including the Effective Date to and including the Final Purchase Date.

“Purchase Price”: On each Purchase Date, the price at which the respective Mortgage Assets are transferred by the Seller to the Agent, on behalf of the Buyers, or its designee (including the Custodian), which amount shall not exceed the Asset Value for such Mortgage Assets on the Purchase Date.

“Purchase Rate”: With respect to a Mortgage Asset of a certain Class and the applicable Type of Underlying Mortgaged Property, the “Purchase Rate” set forth in the applicable column in the related Confirmation; provided, however, that (i) in the event any DSCR criteria applicable to a Mortgage Asset is not satisfied and Buyer nevertheless elects to enter into, or continue, a Transaction in respect of such Mortgage Asset, the applicable Purchase Rate shall be reduced to the level at which all applicable DSCR criteria are satisfied, (ii) if, on any date after the one-year anniversary of the Effective Date, the total number of Mortgage Assets is fewer than five (5), then on such date (and again on each one-year anniversary of such date) the Purchase Rate applicable to each Mortgage Asset shall be reduced by 5.0% (e.g., from 65% to 60%) and (iii) notwithstanding anything herein to the contrary, if a Purchased Asset consisting of Preferred Equity or an interest in Preferred Equity has not been repurchased within 360 days of the related Purchase Date then on such date the Purchase Rate applicable to each Mortgage Asset shall be reduced by 5.0% (e.g., from 65% to 60%).

“Purchased Assets”: The Mortgage Assets sold by the Seller to the Buyers in a Transaction hereunder.  The term “Purchased Assets” shall include Additional Purchased Assets delivered pursuant to Article IV hereof.

“Purchased Items”: The meaning specified in Section 6.01.

“Qualified Servicer”: Any nationally recognized commercial mortgage loan servicer (other than ORIX Capital Markets LLC or any of its Affiliates) rated at least “Css2” (or equivalent successor rating) by Fitch, Inc., or any successor to Fitch, Inc. and on the approved master servicer list or special servicer list of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Ratings Agencies”: Each of Fitch Ratings, Inc., Moody’s Investors Services, Inc. or Standard and Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., or their successors in interest, and such nationally recognized statistical rating agencies as may be designated by the Seller to the Agent, on behalf of the Buyers, from time to time.

“Regulations T, U and X”: Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT”: A Person satisfying the conditions and limitations set forth in Section 856(b) and 856(c) of the Code which are necessary to qualify such Person as a “real estate investment trust”, as defined in Section 856(a) of the Code.

“Release Letter”: A letter substantially in the form of Exhibit H hereto (or such other form acceptable to the Agent).

“REMIC”: A real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“REO Property”: Any real property acquired by a Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Asset or by deed in lieu of such foreclosure.

“REO Property Loan”: A non-performing mortgage loan secured by a perfected first priority security interest in a commercial real property and any personal property related thereto which is owned by the Seller as the result of foreclosure of another mortgage loan, with such documentation as was included in such foreclosed mortgage loan with respect to such Underlying Mortgaged Property in an amount equal to the Book Value; provided, however that with respect to any management agreement or any agreement or other arrangement with any party affiliated with Seller, Manager or SLG, Seller shall provide such other documentation as is reasonably requested by the Agent, and any such agreement with an affiliated party shall be terminable at will.

“Reportable Event”: Any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .21, .22, .23, .26, .27 or ..28 of PBGC Reg. § 4043.

“Repurchase Date”: The date on which the Seller is to repurchase the Purchased Assets from the Buyers, which date shall not be later than the Final Termination Date and, unless otherwise specified in the related Confirmation (but subject to the repurchase obligations associated with the periodic reductions contemplated in respect of the Maximum Amount) shall be the Final Termination Date; provided, that the Repurchase Date for Purchased Assets consisting of Preferred Equity shall not be later than the date that is 360 days after the Purchase Date therefore.

“Repurchase Documents”: This Agreement, the Custodial Agreement, the Account Control Agreement, all Pledge and Security Agreements (if any), all Servicing Agreements (if any), all Interest Rate Protection Agreements (if any), all Additional Seller Joinder Agreements (if any), the Guarantee Agreement and the Fee Letter.

“Repurchase Obligations”: The meaning specified in Section 6.01(b).

“Repurchase Price”: The price at which Purchased Assets are to be transferred from the Buyers or their designee (including the Custodian) to the Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of (i) the Purchase Price, (ii) the Price Differential and (iii) any amounts which would be payable to (a positive amount) or by (a negative amount) an Affiliated Hedge

Counterparty under any related Interest Rate Protection Agreement if such Interest Rate Protection Agreement were terminated on the date of determination, in each case as of the date of such determination, decreased by all cash, Income and Periodic Advance Repurchase Payments (including Late Payment Fees, if any) actually received by the Agent for the account of the Buyers, and increased by all other costs, fees or other amounts payable to the Buyers by the Seller under any Repurchase Document; provided, that with respect to any determination of Repurchase Price that is made in connection with the actual repurchase by the Seller of any Purchased Asset which is subject to a Transaction outstanding hereunder (and not in connection with any calculation of Margin Deficit or other determination that is made during the course of a Transaction which is not related to such a repurchase), the Repurchase Price for such Purchased Asset shall take into account amounts payable by (a negative amount) an Affiliated Hedge Counterparty under any related Interest Rate Protection Agreement only (i) to the extent such amounts are actually then due and payable under the related Interest Rate Protection Agreement and (ii) to the extent that the Seller shall have provided the applicable Affiliated Hedge Counterparty with written instructions (with a copy to the Agent) that such amounts are anticipated by the Seller to be paid by the Agent directly to the Affiliated Hedge Counterparty or by such Affiliated Hedge Counterparty directly to the Agent, as applicable.

“Required Buyers”: At any time, an aggregate amount of Buyers for which the Buyer Percentages aggregate more than 50%.

“Requirement of Law”: As to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, without limitation, those relating to environmental standards and controls), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: As to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person.

“Restricted Payment”: (a) Any dividend or other distribution, direct or indirect, on account of any Equity Interest of any Seller or any Subsidiary thereof now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of any Seller or any Subsidiary thereof now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any Seller or any Subsidiary thereof now or hereafter outstanding.

“RMBS”: Publicly offered, SEC registered pass-through certificates representing beneficial ownership interests in one or more first lien mortgage loans secured by residential properties which are rated “AAA” (or equivalent) by any two Rating Agencies.

“S&P”: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or, if Standard & Poor’s Ratings Services is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to the Agent.

“SEC”: The Securities and Exchange Commission, or any successor thereto.

“Second Termination Date”: December 16, 2007, or such later date as may be in effect pursuant to Section 3.05(a) hereof.

“Security Agreement”: With respect to any Mortgage Asset, any contract, instrument or other document related to security for repayment or payment thereof (other than the related Mortgage and Mezzanine Note), executed by the Mortgagor or other applicable party (in the case of a Mezzanine Loan or Preferred Equity) and/or others in connection with such Mortgage Asset, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Seller” and “Sellers”: The meanings assigned thereto in the introductory paragraph hereof.

“Seller-Related Obligations”: With respect to any Seller, any obligations of the Seller hereunder and under any other arrangement between the Seller or an Affiliate of the Seller on the one hand and the Agent or any Affiliate of the Agent on the other hand (including, without limitation, the Liquidity Facility, any Interest Rate Protection Agreement entered into with any Affiliated Hedge Counterparty and all amounts, if any, anticipated to be paid to the Agent by an Affiliated Hedge Counterparty, as provided for in the definition of Repurchase Price).

“Servicer”: The meaning specified in Section 11.03.

“Servicer Account”: Any account established by Servicer in connection with the servicing of the Mortgage Assets.

“Servicer Notice”: A notice from the Sellers, as applicable, to the Servicer, substantially in the form attached as Exhibit E hereto.

“Servicing Agreement”: The meaning specified in Section 11.03.

“Servicing File”: With respect to each Mortgage Asset, the file retained by Seller consisting of originals of all documents in the Mortgage Asset File which are not delivered to the Custodian and copies of all documents in the Mortgage Asset File set forth in Section 2.01 of the Custodial Agreement.

“Servicing Records”: The meaning specified in Section 11.02.

“Settlement Agent”: With respect to any Transaction involving a Wet Mortgage Asset, the entity approved by the Agent, in its sole discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the appropriate jurisdiction of the related Wet Mortgage Asset, to which the proceeds of such Transaction are to be wired pursuant to Section 3.03(l).

“SLG”: SL Green Realty Corp., a Maryland corporation.

“Special Purpose Transaction”: (i) A Wet Funding or (ii) an additional Transaction requested with respect to any Purchased Asset (other than a Transitional Asset) to provide for the funding of future funding obligations which were expressly identified to and approved by the Agent in connection with the initial Transaction entered into in respect of such Purchased Asset.

“Stabilized DSCR”: With respect to any Mortgage Asset, as of any date of determination, the ratio of (x) Net Cash Flow (calculated using the projected Net Cash Flow at the maturity of the Mortgage Asset, annualized) to (y) debt service due using the applicable refinance constant for the related Underlying Mortgaged Property then being used by the Buyers and their Affiliates and the projected outstanding balance of such Mortgage Asset.

“Sub-Limit”: The composition of Mortgage Assets transferred to Buyer shall at all times meet the following sublimit caps, and no Asset Value shall be ascribed to any Mortgage Assets:

(a)           to the extent that the Asset Value ascribed to Mortgage Assets, the Classes of which consist of Mezzanine Loans, Junior Interests and Preferred Equity, collectively, would exceed 75% of the Maximum Amount;

(b)           to the extent that the Asset Value ascribed to Mortgage Assets, the Class of which consists of Preferred Equity, would exceed 15% of the Maximum Amount;

(c)           to the extent that the Asset Value ascribed to Mortgage Assets, the Class of which consists of Transitional Assets, would exceed 40% of the Maximum Amount;

(d)           to the extent that the Asset Value ascribed to Mortgage Assets, the Classes of which consist of Non-Controlling Interests and Pass-Through Interests, collectively, would exceed 15% of the Maximum Amount;

(e)           to the extent that the Asset Value ascribed to Mortgage Assets, the Type of which consists of hotels, nursing homes or other non-traditional property types (as determined by the Agent), would exceed 20% of the a Maximum Amount;

(f)            to the extent that the Asset Value ascribed to Mortgage Assets which are Ground Lease Assets, would exceed 50% of the Maximum Amount; provided, that with respect to any Ground Lease Asset which is secured or supported in part, but not in whole, by a Ground Lease, the Agent shall determine, in its sole and absolute discretion, the amount of the total Asset Value which shall be deemed to be a Ground Lease Asset for purposes of this calculation;

(g)           to the extent that the weighted average Purchase Rate of all Mortgage Assets would exceed 85.0%; and

(h)           to the extent that the Weighted Average LTV of all Mortgage Assets would exceed 80.0%.

“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Tax Based Accounting Principles”: With respect to any Person, those generally accepted tax accounting principles and practices which are recognized as such in the United States for the purposes of complying with filing and reporting obligations under the Code, and which are consistently applied for all periods, after the date hereof, so as to properly and fairly reflect the financial position of such Person.

“Termination Date”: Any or all of the First Termination Date, the Second Termination Date or the Final Termination Date, as required by the context.

“Test Period”: Any fiscal quarter, commencing with the fiscal quarter ending on September 30, 2004.

“Total Assets”: At any time, an amount equal to the aggregate book value of (a) all assets owned by any Person(s) (on a consolidated basis) and (b) the proportionate share of assets owned by non-consolidated subsidiaries of such Person(s), less (i) amounts owing to such Person(s) from any Affiliates thereof (other than arm’s length loans to SLG), or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person(s) or their respective Affiliates, (ii) intangible assets (other than Interest Rate Protection Agreements specifically related to the Purchased Assets), and (iii) prepaid taxes and/or expenses.

“Total Indebtedness”: At any time, without duplication, all Indebtedness and Contingent Liabilities of any Person and all Subsidiaries thereof determined on a consolidated basis, plus the pro rata share of Indebtedness and Contingent Liabilities of Unconsolidated Affiliates of such Person.

“Total Liabilities Ratio”: As to any Person, the ratio of (a) the Total Indebtedness of such Person to (b) the Total Assets of such Person.

“Transaction”: The meaning specified in Section 1.02.

“Transaction Request”: The meaning specified in Section 3.03(a).

“Transaction Request Package”:  The documents required to be delivered to the Agent at the time a Transaction Request is delivered to the Agent, which shall include the following:

(a)           an appraisal meeting the standards of FIRREA and stating the loan-to-value ratio of the outstanding Purchase Price to the value (based on the lesser of (i) the appraised value of the related Underlying Mortgaged Property, as determined by reference to the third-party appraisal, meeting the standards required by FIRREA, of such Underlying Mortgaged Property, and (ii) the purchase price of such Underlying Mortgaged Property);

(b)           an environmental report indicating no material environmental condition for which recommended reserves have not been established;

(c)           written certification that such Mortgage Asset meets the requisite DSCR required for such asset type and that all covenants, representations and warranties contained herein have been complied with (together with such additional materials as Buyer may request);

(d)           an internal document or credit committee memorandum (redacted to protect confidential information) setting forth all material information actually known to Seller relating to the Mortgage Assets;

(e)           with respect to a Mortgage Asset consisting of a Whole Loan, Junior Interest, REO Property Loan or Distressed Debt, a copy of the related note, Mortgage, Assignment of Mortgage (if any), title policy (or binding commitment to issue a title policy if no title policy has been issued) for such Mortgage Asset;

(f)            with respect to a Mortgage Asset consisting of CMBS or RMBS, a copy of the related bond or a copy of the related bond power, endorsed in blank, or, with respect to any bonds registered with DTC, evidence of re-registration to the securities intermediary in the Agent’s name on behalf of the Buyers;

(g)           with respect to a Mortgage Asset consisting of a Mezzanine Loan, a copy of the related Mezzanine Note, a copy of the related pledge agreement and copies of any assignments;

(h)           with respect to a Mortgage Asset consisting of Preferred Equity, a copy of the related stock share certificate, a copy of the related partnership agreement or equivalent document and copies of any assignments; and

(i)            with respect to a Mortgage Asset consisting of a Pass-Through Interest, a copy of the related promissory note, certificate or equivalent document evidencing ownership of such Pass-Through Interest, and copies of any assignments.

“Transitional Asset”: Any Whole Loan with respect to which the Underlying Mortgaged Property does not meet the applicable In Place DSCR criteria but which has nevertheless been deemed acceptable by the Agent in its sole discretion; provided, that

“Transitional Asset” shall not include (a) land loans, (b) construction loans, (c) loans with respect to which the Underlying Mortgaged Property will take more than thirty (30) months to achieve a stabilized cash flow sufficient to characterize such loans as stabilized or non-transitional or (d) operating companies (other than hotel properties).

“True Sale Opinion”: A “true sale” opinion of outside counsel to Seller in form and substance satisfactory to the Agent.

“Trust Receipt”: A trust receipt issued by the Custodian to the Agent confirming the Custodian’s possession of certain Mortgage Asset Files which are held by the Custodian for the benefit of the Agent or the registered holder of such trust receipt.

“Type”: With respect to a Mortgaged Property, such Mortgaged Property’s classification as one of the following: (a) multifamily, (b) retail, (c) office, (d) industrial, (e) hotel, (f) student housing, (g) medical office product, (h) self-storage or (i) nursing home.

“UCC Financing Statement”: A financing statement on Form UCC-1 or the proper national UCC form, naming the Agent, as agent for the Buyers, as “Secured Party” and Seller as “Debtor” and describing the Purchased Items.

“Unconsolidated Affiliates”: With respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Underlying Mortgage Loan”: With respect to any Junior Interest, Mezzanine Loan, Preferred Equity, CMBS, RMBS, Non-Controlling Interest or Pass-Through Interest, a mortgage loan made in respect of the related Underlying Mortgaged Property.

“Underlying Mortgaged Property”: In the case of any:

(a)           Whole Loan (including any Transitional Asset), the Mortgaged Property securing such Whole Loan;

(b)           Junior Interest, the Mortgaged Property securing such Junior Interest (if the Junior Interest is of the type described in clause (a) of the definition thereof), or the Mortgaged Property securing the Mortgage Loan in which such Junior Interest represents a junior participation (if the Junior Interest is of the type described in clause (b) of the definition thereof);

(c)           Mezzanine Loan, the Mortgaged Property that is owned by the Person the Capital Stock of which is pledged as collateral security for such Mezzanine Loan;

(d)           Preferred Equity, the income producing commercial real estate owned by the entity whose equity ownership interest is represented by such Preferred Equity;

(e)           CMBS, the Mortgaged Property securing the mortgage loans related to such security;

(f)            RMBS, the Mortgaged Property securing the mortgage loans related to such security;

(g)           Non-Controlling Interest, the Mortgaged Property related to the applicable mortgage asset which the Non-Controlling Interest represents an interest in;

(h)           Pass-Through Interest, the Mortgaged Property related to the applicable mortgage asset held by the grantor trust or similar pass-through special purpose entity which issued such Pass-Through Interest;

(i)            Distressed Debt, the Mortgaged Property securing such Distressed Debt; and

(j)            REO Property Loan, the Mortgaged Property securing such REO Property Loan.

“Underlying Obligor”: Individually and collectively, as the context may require, the obligor or obligors under a Mortgage Asset, including any Person that has not signed the related Mortgage Note but owns an interest in the related Underlying Mortgaged Property, which interest has been encumbered to secure such Mortgage Asset.

“Underwriting Package”: An internal document or credit committee memorandum (redacted to protect confidential information) setting forth all material information relating to a Mortgage Asset which is known by a Seller, prepared by a Seller for its evaluation of such Mortgage Asset, to include at a minimum the data required in the relevant Confirmation.  In addition, (a)  with respect to each Mortgage Asset which does not consist of RMBS and CMBS, the Underwriting Package shall include, to the extent applicable, (i) a copy of the appraisal, (ii) the current occupancy report (including tenant stack and rent roll), (iii) a minimum of two (2) years of property level financial statements to the extent available, (iv) current financial statement of the obligor, if any, on the commercial mortgage loan, if available, (vi) the Mortgage Asset File, (vii) all third party reports and agreed upon procedures, any letters and reports (whether drafts or final forms), site inspection reports, market studies and any other diligence conducted by Seller relating to such Mortgage Asset, (viii) aging of all accounts receivable and accounts payable, (ix) copies of all transaction documentation and (x) such further documents or information as the Agent may request;

(b)           with respect to each Mortgage Asset which consists of RMBS, the Underwriting Package shall include, to the extent applicable, (i) the related prospectus, (ii) all distribution date statements issued in respect thereof during the immediately preceding 12 months (or, if less, since the date such RMBS was issued) and (iii) any other information delivered to certificate holders in respect of such RMBS during the immediately preceding 6 months;

(c)           with respect to any Mortgage Asset which consists of CMBS, the Underwriting Package shall include, to the extent applicable, (i) the related prospectus or offering circular, (ii) all structural and collateral term sheets and all other computational or other similar materials provided to a Seller in connection with its acquisition of such CMBS, (iii) all distribution date statements issued in respect thereof during the immediately preceding 12 months (or, if less, since the date such CMBS was issued), (iv) all monthly CSMA reporting packages issued in respect of such CMBS during the immediately preceding 12 months (or, if less, since the date such CMBS was issued), (v) all Rating Agency pre-sale reports and (vi) all asset summaries and any other due diligence materials, including, without limitation, reports prepared by third parties, provided to Seller in connection with its acquisition of such CMBS;

(d)           with respect to each Special Purpose Transaction requested to be entered into to provide for the funding of future funding obligations, unless the Agent shall otherwise agree, the Underwriting Package for such Special Purpose Transaction shall include all such additional information as was contemplated to be provided in connection with such funding when the initial Transaction was entered into in respect of the related Purchased Asset.

“Uniform Commercial Code” or “UCC”: The Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or nonperfection, or the priority of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or nonperfection, or priority.

“Wachovia Facility”: This Agreement and/or the Liquidity Facility.

“Wachovia Facility Availability”: At any time, an amount equal to the sum of (i)   the excess, if any, of the aggregate Asset Value of all Purchased Assets subject to Transactions then outstanding under this Agreement over the aggregate outstanding Repurchase Price of all such Purchased Assets plus (ii) the amount available to be borrowed at such time under the Liquidity Facility, determined pursuant to Section 2.03 of the Liquidity Facility as the lesser of (x) the Associated Value of the related Pledged Asset (as such terms are defined in the Liquidity Facility), (y) to the extent no Eligible Asset is required to be pledged pursuant to Section 6.11 of the Liquidity Facility, the amount then available to be borrowed such that after giving effect to such Borrowing the Total Liabilities Ratio of the Parent is less than seventy five percent (75%) and the Fixed Charge Coverage Ratio of the Borrower is equal to or greater than 1.75x (as such terms are defined in the Liquidity Facility), and (z) the Available Commitment at such time (as defined in the Liquidity Facility).

“Weighted Average LTV”: With respect to all Mortgage Assets at any time, the sum of the products of the outstanding principal balances of such Mortgage Assets and (1) for any Mortgage Asset which is a Whole Loan (including any Transitional Asset), or a pari passu interest in a Whole Loan (including any Transitional Asset), the product of the Purchase Rate for such Mortgage Asset and the LTV of such Mortgage Asset and (2) for any Mortgage Asset which is not a Whole Loan, or a pari passu interest in a Whole Loan, the sum of the LTV of any debt senior to such Mortgage Asset and the product of (x) the Purchase Rate for such Mortgage

Asset and (y) the LTV of such Mortgage Asset minus the First Dollar LTV for such Mortgage Asset, divided by the total outstanding principal balances of all Mortgage Assets.

“Wet Funding”:  A Transaction for which the Seller has delivered to the Agent a Transaction Request pursuant to Section 3.03(d).

“Wet Mortgage Asset”:  An Eligible Asset for which the Seller has delivered a Transaction Request and Transaction Request Package pursuant to Section 3.02(e) hereof, and for which a complete Mortgage Asset File has not been delivered to Custodian prior to the related Purchase Date.

“Whole Loan”: A performing first priority commercial real estate whole loan for which the underwritten DSCR is not less than that set forth in the related Confirmation as determined by the Agent after taking into account any reserves and any other adjustments which Whole Loan includes, without limitation, (i) a Mortgage Note and related Mortgage, and (ii) all right, title and interest of the Seller in and to the Mortgaged Property covered by such Mortgage.  The Whole Loan LTV and DSCR must take into account any senior or pari passu Indebtedness secured directly or indirectly by the applicable Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to, or pari passu with, the related Mortgage Asset in right of payment or priority.

Section 2.02           Other Definitional Provisions; Determinations by the Agent.

(a)           All references to, and calculations required to be made in respect of, any principal and/or interest associated with any Mortgage Asset, shall, with respect to Mortgage Assets consisting of Preferred Equity, be deemed to refer, respectively, to the face amount of such Preferred Equity and the preferred return or yield (however such terms are denominated, as set forth in the related Mortgage Asset documents), whether payable or accrued.

(b)           As used herein, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to a Seller not defined in Section 2.01, and accounting terms partly defined in Section 2.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           All matters to be determined by the Agent in its sole discretion hereunder shall be determined by the Agent in its sole discretion exercised in good faith.

(f)            All references herein, or in any other Repurchase Document, to “the Seller” shall refer to the applicable Seller of a Purchased Asset in connection with a Transaction hereunder.

ARTICLE III

INITIATION; TERMINATION

Section 3.01           Conditions Precedent to Initial Transaction.  The Agent and each Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that the Agent shall have received from the Sellers payment of an amount equal to all fees and expenses payable hereunder and pursuant to the Fee Letter, and all of the following documents, each of which shall be satisfactory in form and substance to the Agent and its counsel:

(a)           The following Repurchase Documents, as well as certain other documents, delivered to the Agent:

(i)            Second Amended and Restated Master Repurchase Agreement.  This Second Amended and Restated Master Repurchase Agreement duly completed and executed by each of the parties hereto;

(ii)           Custodial Agreement.  The Custodial Agreement, duly executed and delivered by each of the parties thereto;

(iii)          Account Control Agreement.  The Account Control Agreement, duly executed and delivered by each of the parties thereto;

(iv)          Interest Rate Protection Agreements.  All Interest Rate Protection Agreements required pursuant to Section 9.01(v), duly executed and delivered by each of the parties thereto;

(v)           Guarantee Agreement.  The Guarantee Agreement, duly executed and delivered by the Guarantors;

(vi)          Pledge Agreement.  A Pledge and Security Agreement, or such other pledge agreement as shall be acceptable to the Agent in its sole discretion, pursuant to which all of the Capital Stock of the Subsidiaries of the Parent and GKK Capital LP shall be pledged in favor of the Agent for the benefit of the Buyers hereunder, executed and delivered by a duly authorized officer of each of the parties thereto;

(vii)         Amendment to Liquidity Facility.  An amendment to the Liquidity Facility, executed and delivered by a duly authorized officer of each of the parties thereto;

(viii)        Consents and Waivers.  Any and all consents and waivers applicable to any Seller or to the Mortgage Assets;

(ix)           UCC Financing Statements.  UCC Financing Statements naming each Seller as “Debtor” and the Agent, as agent for the Buyers, as “Secured Party” and describing as “Collateral” the Purchased Items and any other documents necessary or requested by the Agent to perfect the security interests granted by the Sellers in favor of the Agent, for the benefit of the Buyers, under this Agreement or any other Repurchase Document;

(b)           Opinions of Counsel.  An opinion or opinions of outside counsel to the Sellers, which opinion or opinions shall be satisfactory in form and substance to the Agent and shall include general issues of formation and enforceability with respect to each Seller, first priority perfected security interest with respect to the Purchased Assets, a Non-Consolidation Opinion and such other issues as requested by the Agent;

(c)           Organizational Documents.  A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of each Seller and of all corporate or other authority for each Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by the Seller from time to time in connection herewith (and the Agent may conclusively rely on such certificate until it receives notice in writing from the Seller to the contrary);

(d)           Servicing Agreement.  With respect to any Eligible Asset to be purchased hereunder on the related Purchase Date which is not serviced by Seller, Seller shall have provided to the Agent a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and Servicer;

(e)           Closing Certification.  A Closing Certification of each Seller.

(f)            Fees and Expenses.  The Agent shall have received payment from the Sellers of an amount equal to the amount of actual costs and expenses, including, without limitation, the fees and expenses of counsel to the Agent and/or the Buyers, incurred by the Agent and/or the Buyers in connection with the development, preparation and execution of this Agreement, the other Repurchase Documents, the Wachovia Facilities and any other documents prepared in connection herewith or therewith; and

(g)           Other Documents.  The Agent shall have received all such other and further documents, documentation and legal opinions as the Agent in its sole discretion shall reasonably require.

Section 3.02           Conditions Precedent to all Transactions.  The Agent’s and each Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(a)           the Seller shall have delivered a Confirmation via Electronic Transmission in accordance with the procedures set forth in Section 3.03, and the Agent shall have determined that the Mortgage Asset described in such Confirmation is an Eligible Asset, shall have approved the purchase of the Mortgage Asset to be included in such Transaction in its sole and absolute discretion and shall have obtained all necessary internal credit approvals for such Transaction;

(b)           no Default or Event of Default shall have occurred and be continuing under this Agreement, the Guarantee Agreement or any other Repurchase Document and no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

(c)           the Agent shall have received a certificate of a Responsible Officer of the Seller, substantially in the form of Exhibit J hereto, (i) showing in detail the calculations demonstrating that, after giving effect to the requested Transaction, no Margin Deficit shall then exist, (ii) stating that, to the best of such Responsible Officer’s knowledge, since the date of the certificate most recently delivered pursuant to Section 9.01(b)(ii), the Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in this Agreement and the related documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (iii) describing all interests of the Seller’s Affiliates in any Underlying Mortgaged Property related to any proposed Mortgage Asset (including without limitation, any lien, encumbrance or other debt or equity position or other interest in the Underlying Mortgaged Property that is senior or junior to, or pari passu with, the proposed Mortgage Asset in right of payment or priority), (iv) showing in detail the calculations supporting such Responsible Officer’s certification of the Seller’s compliance with the requirements of Section 9.01(f) and Sections 9.01(l)-(o) and (v) confirming that all equity of each of the Seller’s Subsidiaries has been pledged to the Agent for the benefit of the Buyers;

(d)           both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Seller in Section 8.01 and in Schedules 1(a)-1(j), as applicable, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(e)           subject to the Agent’s right to perform one or more Due Diligence Reviews pursuant to Section 13.11, (i) in the case of a Dry Mortgage Asset, Seller shall have delivered a Transaction Request, a Transaction Request Package and all Mortgage Asset Documents to the Custodian as required by this Agreement and the Custodial Agreement and Buyer has consented in writing to the related Mortgage Asset becoming a Purchased Asset, and (ii) in the case of a Wet Mortgage Asset, Seller has delivered a Transaction Request, Transaction Request Package and pledge to deliver a complete Mortgage Asset File with respect to any Wet Mortgage Assets identified on such Transaction Request within five (5) Business Days of the related Purchase Date; provided, that if the Agent’s diligence review of the Mortgage Asset File requires the delivery of a mortgage file or the equivalent, Seller shall have the benefit of delayed delivery under circumstances and pursuant to the terms and conditions set forth in Section 2.01(g)(ii) of the Custodial Agreement;

(f)            with respect to any Dry Mortgage Asset to be purchased hereunder on the related Purchase Date which is not serviced by the Seller or an Affiliate thereof, the Seller shall have provided to the Agent a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by the Seller and the Servicer;

(g)           the Agent shall have received all fees and expenses of counsel to the Agent as required hereunder and/or by the Fee Letter and Section 13.01 and, to the extent Seller is required hereunder to reimburse the Agent for such amounts, the Agent shall have received the costs and expenses incurred by it in connection with the entering into of any Transaction hereunder, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at the Agent’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(h)           no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction, and no Market Disruption Event shall have occurred and be continuing.

(i)            with respect to Dry Fundings, the Agent shall have received from the Custodian on each Purchase Date an Asset Schedule and Exception Report with respect to each Purchased Asset, dated the Purchase Date, duly completed and with exceptions acceptable to the Agent in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day;

(j)            the Agent shall have received from the Seller a Release Letter covering each Eligible Asset to be sold to the Buyers;

(k)           prior to the purchase of any Mortgage Asset acquired (by purchase or otherwise) by the Seller from any Affiliate of the Seller, the Agent shall have received a Non-Consolidation Opinion and a True Sale Opinion;

(l)            the Agent shall not have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to any Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for any Buyer to enter into Transactions;

(m)          the initial Purchase Price specified in a Confirmation for a Mortgage Asset shall not be less than $3,000,000 and increments of $100,000 thereafter; provided, that two (2) Confirmations per calendar month may specify an initial Purchase Price in an amount greater than $1,000,000 and less than $3,000,000.

(n)           the Repurchase Date for such Transaction is not later than the Final Termination Date;

(o)           the Seller shall have taken such other action as the Agent shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Repurchase Document in favor of the Agent for the benefit of the Buyers with respect to the Purchased Assets;

(p)           the weighted average Purchase Rate of all Mortgage Assets shall not exceed 85.0%;

(q)           the Weighted Average LTV of all Mortgage Assets shall not exceed 80.0%;

(r)            with respect to each Seller that is a Subsidary of GWF-I, the Agent shall have received a Pledge and Security Agreement, substantially in the form attached hereto as Exhibit M, duly executed and delivered by GWF-I, as owner of 100% of the Equity Interest of the Seller;

(s)           with respect to any Wet Mortgage Assets, the Agent shall have received a complete Transaction Request Package and an Escrow Agreement in the form attached hereto as Exhibit O;

(t)            the Seller shall have assigned to the Agent, for the benefit of the Buyers, all of the Seller’s rights under each Interest Rate Protection Agreement entered into with an Affiliated Hedge Counterparty in respect of a Purchased Asset and no “termination event”, “event of default” or “potential event of default” (however denominated) shall have occurred and be continuing under any such Interest Rate Protection Agreement; and

(u)           the Agent shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of the Agent’s security interests) as the Agent in its reasonable discretion shall reasonably require.

Each Confirmation delivered by any Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in this Section 3.02 with respect to the Seller have been satisfied, waived or is not applicable (both as of the date of such notice or request and as of the date of such purchase).

Section 3.03           Transaction Mechanics; Related Matters.  (a)  During the Purchase Period, in the sole discretion of the Agent, the Agent may from time to time purchase from a Seller certain Eligible Assets.  (For the avoidance of doubt, the parties hereby acknowledge and agree that any decision by WBNA, or any Affiliate thereof, to enter into any rate lock agreement, interest rate protection agreement, total return swap or any other agreement with respect to any Mortgage Asset, other than a Confirmation hereunder, shall not reflect, and shall not be deemed to reflect, the Agent’s approval of any Mortgage Asset or its determination to enter into any Transaction hereunder.)  A Seller shall request a Transaction, including a Special Purpose Transaction requested to effect a Wet Funding or to provide for the funding of certain obligations associated with a Purchased Asset, by delivering to the Agent (with a copy to the Custodian) via Electronic Transmission a request in the form of Exhibit A attached hereto (a “Transaction Request”) within one (1) Business Day after the Agent approves such Transaction and delivers the related Confirmation.

(b)           With respect to Dry Mortgage Assets, the Seller shall request a Transaction by delivering to the Agent a Transaction Request (with a copy to the Custodian) via Electronic Transmission.  Each such Transaction Request shall describe the Mortgage Assets proposed to be purchased (including the applicable Class and Type), and set forth (i) the proposed Purchase Date (which date, notwithstanding any extension of Termination Date, shall not be later than the Final Purchase Date), (ii) the proposed Purchase Price, (iii) the Proposed Repurchase Date, (iv) the Pricing Rate applicable to such Transaction, (v) the applicable Class and Type for each Mortgage Asset for which the Seller is requesting the Transaction, (vi) whether such Transaction Request pertains to a Special Purpose Transaction (and, if so, a description of such Special Purpose Transaction) and (vii) any additional terms or conditions not inconsistent with this Agreement and shall be accompanied by the Underwriting Package with respect to such Dry Mortgage Assets.

(c)           Upon receipt of the complete Underwriting Package for any Dry Mortgage Asset, the Agent shall notify the Seller of its approval or disapproval of each such proposed Mortgage Asset within ten (10) Business Days after such receipt; provided, that with respect to any Transaction Request pertaining to a pool consisting of more than three (3) proposed Mortgage Assets, the Agent may notify the Seller of its approval or disapproval of such proposed Mortgage Assets after such ten (10) Business Day period, provided such notice is given as soon as practicable after the expiration of such period.  If the Agent shall have approved a proposed Dry Mortgage Asset in accordance with the preceding sentence and the related Mortgage Asset File and, if applicable, the related MBS File, shall have been delivered in accordance with Section 3.03(h) below, upon receipt by the Agent of a Trust Receipt and Exception Report from Custodian and subject to the other terms and conditions of this Agreement, the Agent, on behalf of the Buyers, shall purchase such Dry Mortgage Assets on the Purchase Date.

(d)           With respect to any Wet Mortgage Asset, the Seller shall request a Transaction by delivering to the Agent a Transaction Request (with a copy to the Custodian) via Electronic Transmission.  Such Transaction Request shall be delivered no later than 12:00 noon (eastern time) two (2) Business Days prior to the requested Purchase Date and it shall be accompanied by all of the items specified in clauses (a) through (d) of the definition of “Transaction Request Package”; provided, that if such delivery is made after 12:00 noon (eastern time) it shall be deemed to have been delivered on the next succeeding Business Day and the requested Purchase Date shall be deemed to be the date that is two (2) Business Days thereafter.  Each such Transaction Request shall describe the Mortgage Assets proposed to be purchased, and set forth (i) the proposed Purchase Date (which date, notwithstanding any extension of Termination Date, shall not be later than the Final Purchase Date), (ii) the proposed Purchase Price, (iii) the Proposed Repurchase Date, (iv) the Pricing Rate applicable to such Transaction, (v) the applicable Class and Type for each Mortgage Asset for which the Seller is requesting the Transaction and (vi) any additional terms or conditions not inconsistent with this Agreement.  All other items necessary to effect delivery of a complete Transaction Request Package shall be delivered no later than 12:00 noon (eastern time) on the requested Purchase Date (or such later date as may be deemed to be the Purchase Date pursuant to the immediately preceding sentence); provided, that if such items are delivered after 12:00 noon (eastern time) on such requested Purchase Date, the Agent may, in its sole discretion, decline to enter into the requested Transaction or may deem the Purchase Date to be the Business Day immediately following the date on which the Agent received the complete Transaction Request Package.

(e)           Notwithstanding any other provision hereunder, the fact that the Agent has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Purchased Asset shall in no way affect any rights the Agent or any Buyer (or any of their successors) may have hereunder or otherwise with respect to any representations or warranties or other rights hereunder, including without limitation, the right to determine at any time that such Purchased Asset is not an Eligible Asset.

(f)            On the Purchase Date for each Mortgage Asset, the Seller shall forward to the Agent via Electronic Transmission, a confirmation of each Transaction, substantially in the form of Exhibit B attached hereto (a “Confirmation”).  The Confirmation shall specify any additional terms or conditions of the Transaction not inconsistent with this Agreement or as otherwise agreed to by the Agent.  In the event that the terms of the related Confirmation are inconsistent with the terms of this Agreement, this Agreement shall supersede the Confirmation with respect to the inconsistent terms only; provided, however, that the Confirmation and this Agreement shall be construed to be cumulative to the extent possible.  Upon receipt of the Confirmation, the Agent shall evidence its agreement to enter into the requested Transaction by its signature thereon and return such Confirmation to the Seller.  Any Confirmation executed by the Agent shall be deemed to have been received by the Seller on the date such executed Confirmation is actually received by the Seller.

(g)           With respect to Wet Mortgage Assets, following the receipt of a Confirmation from the Agent, the related Escrow Agreement shall be delivered to Custodian with a copy to the Agent not later than 12:00 noon (eastern time) on the day prior to the requested Purchase Date, as provided in the Custodial Agreement.  Following the Agent’s receipt of the faxed Escrow Agreement and Buyer’s determination that each of the Wet Mortgage Assets is an Eligible Asset, the Agent shall wire funds pursuant to wiring instructions set forth in the Escrow Agreement.  On the Business Day that Custodian receives the complete Mortgage Asset Files, the Custodian will notify the Agent of its receipt of such Mortgage Asset Files and deliver to the Agent a Trust Receipt.  The Seller shall cause the Settlement Agent to deliver the Mortgage Asset File with respect to each Mortgage Asset within one (1) Business Day following the Purchase Date. Within five (5) Business Days of receipt of such Mortgage Asset Files, Custodian shall deliver to the Agent an Asset Schedule and Exception Report.

(h)           With respect to Dry Mortgage Assets, at least seven (7) Business Days prior to the requested Purchase Date, Seller shall cause (i) the related Mortgage Asset File pertaining to each Dry Mortgage Asset to be purchased by the Agent to be delivered to the Custodian in accordance with the Custodial Agreement and (ii) with respect to any Mortgage Assets consisting of CMBS or RMBS, the related MBS File to be delivered to the Agent, for the benefit of the Buyers.  With respect to each Wet Mortgage Asset, no later than 12:00 noon (eastern time) on the Business Day prior to the Purchase Date, the Seller shall deliver to the Agent a completed Transaction Request and Transaction Request Package, along with any other documents or certifications required to be delivered in connection with such Transaction Request pursuant to the Custodial Agreement.  Subject to the proviso in Section 3.02(e)(ii), within five (5) Business Days of the related Purchase Date, the Mortgage Asset Documents pertaining to each Wet Mortgage Asset purchased by the Agent on behalf of the Buyers shall be delivered to the Custodian in accordance with the Custodial Agreement.  Within five (5) Business Days of the related Purchase Date, the Seller shall deliver to the Agent a complete Underwriting Package with respect to any Wet Mortgage Assets purchased by the Agent on behalf of the Buyers.

(i)            Each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the Agent and the Seller with respect to the Transaction to which the Confirmation relates, and the Seller’s acceptance of the related proceeds shall constitute the Seller’s agreement to the terms of such Confirmation.  It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.  In the event that any terms or conditions of any Confirmation are inconsistent, or in direct conflict, with this Agreement, the terms of such Confirmation shall prevail; provided, that such Confirmation and this Agreement shall be construed to be cumulative to the extent possible.

(j)            On the Repurchase Date, termination of a Transaction will be effected by transfer to the Seller or its designee of the Purchased Assets and receipt of the Repurchase Price by the Agent.  To the extent a net amount is owed to one party, the other party shall pay such amount to such party.  The Agent shall direct Custodian to deliver the related Mortgage Files to the Seller or its designee at the Seller’s expense on the Repurchase Date.

(k)           In no event shall a Transaction be entered into when any Margin Deficit exists or when any Default or Event of Default has occurred and is continuing, when the Repurchase Date for such Transaction would be later than the Facility Termination Date or to the extent that after giving effect to such Transaction the aggregate Repurchase Price of all Mortgage Assets subject to Transactions then outstanding would exceed the Maximum Amount.

(l)            Pursuant to Section 3.01(b) of the Custodial Agreement, the Custodian shall deliver to the Seller and the Agent an Asset Schedule and Exception Report with respect to the Dry Mortgage Assets which the Seller has requested the Agent purchase, on behalf of the Buyers, on such Purchase Date, and no later than 12:00 p.m., New York City time, on each Purchase Date, the Custodian shall deliver to the Agent a Dry Trust Receipt in respect of all such Dry Mortgage Assets purchased by the Agent, on behalf of the Buyers, on such Purchase Date.  Subject to the provisions of this Article III, the Purchase Price for each Eligible Asset will be made available to the Seller by the Agent transferring the aggregate amount of such Purchase Price in accordance with the wiring instructions set forth in respect of the Seller on Schedule 2.

Section 3.04           Repurchases.

(a)           Optional Repurchases.  Subject to the payment of any LIBOR breakage costs and any other fee or payment then due in accordance with terms hereof, the Seller may repurchase Purchased Assets, without penalty or premium (other than any fees payable), in whole on any date and in part on any date so long as no Margin Deficit, Default or Event of Default shall have occurred and then be continuing.  If the Seller intends to make any such repurchase, the Seller shall give one (1) Business Day’s prior written notice thereof to the Agent, which notice shall specifically identify any Purchased Assets to be repurchased in whole.  The Repurchase Price specified in any such notice shall be due and payable on the date specified therein, and, upon payment thereof, such amount shall be applied (i) with respect to Purchased Assets being repurchased in whole, subject to Section 3.04(c), to the Repurchase Price of the Purchased Assets identified by the Seller and (ii) with respect to repurchases made in part, pro rata to the Repurchase Price of all Purchased Assets.

(b)           Mandatory Repurchases.

(i)            In the event that the Final Termination Date (as specified in clause (i) of the definition thereof, the “Original Final Termination Date”) is extended in accordance with Section 3.05(a), in addition to any other amounts due and payable at any time pursuant to this Agreement or any other Repurchase Document, the Sellers shall make equal quarterly payments, beginning on the date occurring three (3) calendar months after the Original Final Termination Date (or if such date is not a Business Day, on the immediately preceding Business Day), in a total amount equal to the aggregate Repurchase Price outstanding as of the Original Final Termination Date, unless the aggregate Repurchase Price is paid in full prior to such quarterly payments being due.

(ii)           In the event that the weighted average Purchase Rate of all Mortgage Assets exceeds 85.0%, the Sellers shall repurchase such Mortgage Assets as the Agent shall have determined are necessary so that the weighted average Purchase Rate of all Mortgage Assets does not exceed 85.0%; provided, however, that, so long as no Default or Event of Default has occurred, if the Seller specifically notifies the Agent in writing prior to the Agent purchasing a particular Mortgage Asset that purchasing such Mortgage Asset will cause the weighted average Purchase Rate to exceed 85.0% and the Agent approves and purchases such Mortgage Asset, Sellers shall not be required to repurchase any Mortgage Assets based solely on the increased weighted average Purchase Rate caused by the purchase of such Mortgage Asset.  Notwithstanding the foregoing, nothing in this subsection shall in any way impair the Agent’s ability to issue a Margin Deficit Notice and require satisfaction of any Margin Deficit in the manner and within the time frames as provided in this Agreement.

(iii)          In the event that the Weighted Average LTV of all Mortgage Assets exceeds 80.0%, the Sellers shall pay a portion of the Repurchase Price of Purchased Assets selected by the Sellers until the Weighted Average LTV of all Mortgage Assets does not exceed 80.0%.

Section 3.05           Termination Dates; Maximum Amount.

(a)           Extension of Termination Dates.  Upon written request of all of the Sellers delivered to the Agent at least ninety (90) days, but in no event earlier than 120 days, prior to any Termination Date, and so long as no event which has a Material Adverse Effect and no Margin Deficit, Default or Event of Default, or any default under any other Repurchase Document, shall have occurred and be continuing on such Termination Date, and so long as all representations and warranties are true, correct, complete and accurate in all material respects on such Termination Date, the Agent may in its sole discretion agree to extend such Termination Date by giving written notice to the Sellers of such extension and of the new Termination Date determined by the Agent; provided, that (i) any failure by the Agent to deliver any such notice of extension to the Sellers shall be deemed to be the Agent’s determination not to extend such Termination Date, (ii) in no event shall the Second Termination Date or the Final Termination Date be extended unless the Parent shall be listed on a national securities exchange and (iii) no Termination Date shall be extended unless the Agent shall have received payment of an amount equal to the Extension Fee (as defined in the Fee Letter).

(b)           [Reserved.]

(c)           Reduction of Maximum Amount; Acceleration of Facility Termination Date.  The Maximum Amount may be reduced from time to time at the election of all of the Sellers upon thirty (30) days advance written notice to the Agent; provided, that (i) any such reduction shall be in a minimum amount of $10,000,000 and a whole multiple of $1,000,000 in excess thereof, (ii) no Default of Event of Default shall exist immediately after giving effect to any such reduction, and (iii) no Margin Deficit shall exist immediately after giving effect to any such reduction (and to any payments made contemporaneously therewith).  In the event that the Maximum Amount is, or is at any time requested by the Sellers to be, less than $100,000,000, the Maximum Amount may be reduced to $0 at the election of the Agent upon five (5) days advance written notice to the Sellers, whereupon the Facility Termination Date shall be deemed to have occurred and all amounts outstanding under the this Agreement and the other Repurchase Documents shall be then due and payable.

(d)           No Obligation to Extend Facility Termination Date.  Notwithstanding any other provision of this Section 3.05 or otherwise herein, neither the Agent nor any Buyer (or any of their respective Affiliates) shall be under any obligation to extend the Facility Termination Date.

Section 3.06           Payment of Price Differential.

(a)           Notwithstanding that the Sellers, the Agent and the Buyers intend that the Transactions hereunder be sales to the Buyers of the Purchased Assets, the Sellers shall pay to the Agent, for the account of the Buyers, an amount equal to the accrued Price Differential of each Transaction through but not including the Payment Calculation Date (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date less any portion thereof previously paid, if any.  The Agent shall deliver to the Sellers, via Electronic Transmission, notice of the required Periodic Advance Repurchase Payment, and a detailed calculation thereof, on or prior to the fifth (5th) Business Day preceding each Payment Date.  If the Sellers fail to make all or part of the Periodic Advance Repurchase Payment by 5:00 p.m., New York City time, on the Payment Date, the Sellers shall be obligated to pay to the Agent for the account of the Buyers (in addition to, and together with, the Periodic Advance Repurchase Payment) interest on the unpaid amount of the Periodic Advance Repurchase Payment at a rate per annum equal to the Post-Default Rate (the “Late Payment Fee”) until the overdue Periodic Advance Repurchase Payment is received in full by the Agent for the account of the Buyers.

(b)           If any Seller repurchases Purchased Assets on a day other than the last day of the Eurodollar Period applicable to the related Transaction, all of the Sellers shall jointly and severally indemnify the Agent and each Buyer and hold the Agent and each Buyer harmless from any actual liabilities, losses, costs and/or expenses which the Agent or any Buyer sustains or incurs arising from the reemployment of funds obtained by Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained (“Breakage Costs”), in each case for the remainder of the applicable Eurodollar Period.  The Agent shall deliver to the Sellers a statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon the Sellers absent manifest error.  This Section 3.06(b) shall survive termination of this Agreement and repurchase of all Purchased Assets subject to Transactions hereunder.

ARTICLE IV

MARGIN MAINTENANCE

Section 4.01           Margin Adjustments.  (a)  If at any time the aggregate Repurchase Price for all Purchased Assets exceeds the aggregate Asset Value of the Purchased Assets, then the Agent may, by delivery to the Sellers of a Margin Deficit Notice, require the Sellers to, at the Sellers’ option, no later than the Margin Correction Deadline, (i) sell to the Buyers for no additional consideration (by transfer to the Agent or its designee, including the Custodian) additional Eligible Assets (“Additional Purchased Assets”), (ii) repurchase Purchased Assets at the Repurchase Price, (iii) make a payment in reduction of the aggregate Repurchase Price (to be allocated to the Repurchase Price of one or more Purchased Assets, as the Sellers shall direct to the Agent in writing) or (iv) choose any combination of the foregoing, so that, after giving effect to such transfers, repurchases and payments, the aggregate Repurchase Price for all Purchased Assets does not exceed the aggregate Asset Value thereof.

(b)           If at any time the aggregate Repurchase Price of all Mortgage Assets subject to Transactions then outstanding exceeds the Maximum Amount then in effect (including, without limitation, after giving effect to the decreases in the Maximum Amount which shall occur on the First Termination Date and the Second Termination Date), or the aggregate Repurchase Price of all Mortgage Assets subject to Special Purpose Transactions then outstanding exceeds an amount equal to 15% of the Maximum Amount, then the Agent may, by delivery to the Sellers of a Margin Deficit Notice, require the Sellers to, no later than the Margin Correction Deadline, (i) repurchase Purchased Assets at the Repurchase Price, (ii) make a payment in reduction of the Repurchase Price or (iii) choose any combination of the foregoing, so that, after giving effect to such repurchases and payments, the aggregate Repurchase Price of all Mortgage Assets subject to Transactions then outstanding does not exceed the Maximum Amount then in effect, or the aggregate Repurchase Price of all Mortgage Assets subject to Special Purpose Transactions then outstanding does not exceed an amount equal to 15% of the Maximum Amount as applicable.

(c)           Except as contemplated by Section 4.02(a) or (b) as a repurchase payment or as otherwise agreed in writing by the Agent, all cash transferred to the Agent pursuant to this Section 4.01 shall be deposited in the account set forth in Section 7.01 hereof and shall be deemed to reduce the aggregate Repurchase Price with respect to all outstanding Transactions.

(d)           The Agent’s election, in its sole and absolute discretion, not to deliver a Margin Deficit Notice at any time a such a notice is permitted to be delivered by Section 4.01(a) or 4.01(b) shall not in any way limit or impair the Agent’s right to deliver a Margin Deficit Notice at any other time such a notice is permitted to be delivered by Section 4.01(a) or 4.01(b).

Section 4.02           Margin Correction Deadline.  (a)  Subject to Section 4.02(b), all transfers, repurchases and payments to be made by the Sellers in satisfaction of any Margin Deficit Notice delivered pursuant to Section 4.01(a) or 4.01(b) shall be completed no later than the time that is twenty-four (24) hours after such notice is first received by any Seller (or if such time is not during a Business Day, then no later than the same time on the next Business Day).

(b)           Notwithstanding the foregoing, the deadline for completion of any repurchases or payments to be made in satisfaction of any Margin Deficit Notice delivered pursuant to Section 4.01(a) in respect of any Mortgage Asset (other than RMBS) shall be extended to 12:00 p.m., New York City time, on the fifteenth (15th) Business Day following the date on which the applicable Margin Deficit Notice was first received by any Seller; provided, that no later than the time that is twenty-four (24) hours after such notice is first received by any Seller (or if such time is not during a Business Day, then no later than the same time on the next Business Day), the Agent shall have received payment of an amount equal to the Margin Deficit, which amount shall be held by the Agent as cash collateral and not applied to the reduction of the aggregate Repurchase Price so long as all of the following conditions are satisfied: (i) no Default of Event of Default has occurred and is continuing, (ii) no Eligible Asset in respect of which such repurchase or payment is to be made is in any monetary or non-monetary default or is otherwise a Delinquent Mortgage Asset, (iii) the Sellers are making diligent and good faith efforts to effect the necessary repurchase or payment, (iv) no cash flow shall be distributed in any manner by any Seller except to the Agent or into the Collection Account (and the Parent, including its Affiliates, shall not be entitled to, and shall not receive, from any Seller any fees, compensation or other payments of any kind until all repurchases and payments necessary to be made in satisfaction of the Margin Deficit Notice shall have been completed), and (v) the Sellers provide to the Agent, on a periodic basis, a summary of all efforts to be made by the Sellers to effect the necessary repurchase or payment.  Notwithstanding anything herein to the contrary, in the event any Seller fails to correct a Margin Deficit within twenty-four (24) hours following receipt by a Seller of a Margin Deficit Notice, the provisions of this Section 4.02(b) shall not prohibit, prevent or restrict, in any manner, the Agent from selling the Purchased Asset which is subject to the Margin Deficit and retaining the proceeds of such sale, to the extent the related sale price is at least equal to the Repurchase Price of such Purchased Asset; provided, however, that in the event any Guarantor, in its capacity as borrower, has duly requested that a borrowing be made under the Liquidity Facility for the purpose of funding any Margin Deficit hereunder, Seller shall have not less than forty-eight (48) hours to correct such Margin Deficit.  If the Agent sells such Purchased Asset for an amount at least equal to the Repurchase Price pursuant to the immediately preceding sentence, the Margin Deficit with respect to such Purchased Asset will not, in and of itself, be deemed to be an Event of Default.  The Agent shall report the status of the sale of any Purchased Assets which are subject to a Margin Deficit to Sellers every other Business Day during the fifteen-day period following the delivery of a Margin Deficit Notice by the Agent to Sellers with respect to such Purchased Assets.

ARTICLE V

INCOME PAYMENTS; REQUIREMENTS OF LAW

Section 5.01           Income Payments.  Subject to the conditions set forth below, the Sellers shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Purchased Assets that is not otherwise received by any Seller, to the full extent it would be so entitled if the Mortgage Assets had not been sold to the Buyers.  Notwithstanding the foregoing, each Seller hereby agrees (i) to instruct each applicable trustee, Servicer or other party acting as paying agent with respect to the related Eligible Asset, to transfer all Income with respect thereto directly to the Agent for deposit into the Collection Account within two (2) Business Days after receipt thereof and (ii) to itself make, and to instruct each counterparty to any Interest Rate Protection Agreement to deliver, any payments from time to time due and payable under such Interest Rate Protection Agreement directly to the Agent for deposit into the Collection Account.  On each Payment Date, any amounts on deposit in the Collection Account in respect of a Purchased Asset shall be applied as follows:

 first, to the payment of all fees, expenses, and other obligations then due to the Agent and/or the Buyers (or their Affiliates) pursuant to this Agreement, other than the Pricing Differential and Repurchase Price on the Purchased Assets;

second, pro rata, to the payment of accrued and unpaid Pricing Differential on such Purchased Asset and any amounts (other than breakage costs) then due and payable to an Affiliated Hedge Counterparty under any Interest Rate Protection Agreement related to such Purchased Asset;

third, pro rata, to the payment of the Repurchase Price for such Purchased Asset then subject to a request to repurchase in accordance with the terms of Section 3.04 and, solely with respect to any Interest Rate Protection Agreement with an Affiliated Hedge Counterparty related to such Purchased Asset, to any accrued and unpaid breakage costs under such Interest Rate Protection Agreement related to such Purchased Asset; and

fourth, to the Operating Account, for such purposes as the Seller shall determine in its sole discretion; provided, that (i) if any Market Disruption Event shall have occurred and be continuing at any time during the period from the date hereof to the earlier of August 31, 2005 and the CDO Closing Date, amounts on deposit in the Collection Account shall be transferred to the Operating Account solely to the extent necessary to preserve the status of the Parent as a REIT (such amounts to be supported by documentation delivered to the Agent prior to any such transfer, which documentation shall be reasonably satisfactory to the Agent in form and substance) and any additional amounts shall remain in the Collection Account and (ii) if any Margin Deficit, Default or Event of Default shall have occurred and be continuing, or if any Market Disruption Event shall have occurred and/or be continuing after the period described in clause (i) of this proviso, no amounts on deposit in the Collection Account shall be transferred to the Operating Account, all such amounts shall remain in the Collection Account.

All investment income received with respect to the amount in the Collection Account shall be held by the Agent for the account of Sellers, subject to the Agent’s and each Buyer’s liens on such amounts created under the Repurchase Documents, and shall be paid to the Operating Account in the priority stated above, provided all amounts due and payable to the Agent and each Buyer (or their Affiliates) under the terms of the Repurchase Documents have been timely paid.

Section 5.02           Requirements of Law.  (a)  In the event that any Buyer shall at any time have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Requirement of Law (other than with respect to any amendment made to such Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by such Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject such Buyer to any tax of any kind whatsoever with respect to this Agreement or any Transaction (excluding net income taxes) or change the basis of taxation of payments to such Buyer in respect thereof;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Buyer which is not otherwise included in the determination of the Eurodollar Rate hereunder;

(iii)          shall impose on such Buyer any other condition;

and the result of any of the foregoing is to increase the cost to such Buyer, by an amount which such Buyer deems in good faith to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof by an amount which such Buyer determines in good faith to be material, then, in any such case, the Sellers shall promptly pay such Buyer such additional amount or amounts as calculated by such Buyer in good faith as will compensate such Buyer for such increased cost or reduced amount receivable.

(b)           In the event that any Buyer shall at any time have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to such Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by such Buyer or any corporation controlling such Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Buyer in good faith to be material, then from time to time, the Sellers shall promptly pay to such Buyer such additional amount or amounts as will compensate such Buyer for such reduction.

(c)           All payments made by any Seller to any Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if any Seller shall be required by law to deduct or withhold any taxes from any sums payable to such Buyer, then the Seller shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to such Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time the Price

Differential is paid, pay to such Buyer all additional amounts as specified by such Buyer to preserve the after-tax yield such Buyer would have been received had such tax not been imposed; provided, however, that the Seller shall not be required to pay any additional amounts solely as a result of the syndication of this Agreement to an entity that would be treated as being engaged in a trade or business in the United States for federal income tax purposes, or is otherwise exempt from any such withholding taxes.

(d)           If any Buyer becomes entitled to claim any additional amounts pursuant to this Section 5.02, it shall promptly notify each affected Seller of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section 5.02 submitted by such Buyer to an affected Seller shall be conclusive in the absence of manifest error.

ARTICLE VI

SECURITY INTEREST

Section 6.01           Security Interest.  (a)  Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as (the “Purchased Items”): all Mortgage Assets, all rights under each Purchase Agreement (but not the obligations thereunder), all Mortgage Asset Files, including without limitation all promissory notes included therein, all Servicing Records relating to the Mortgage Assets, all Servicing Agreements relating to the Mortgage Assets and any other collateral pledged or otherwise relating to such Mortgage Assets, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Asset, all servicing fees to which the Seller is entitled and servicing and other rights relating to the Mortgage Assets, all Servicer Accounts established pursuant to any Servicing Agreement and all amounts on deposit therein, from time to time, all Purchase Agreements or other agreements or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Purchased Assets including the right to receive principal and interest payments with respect to the Purchased Assets and the right to enforce such payments, the Controlled Accounts and all monies and investment property from time to time on deposit in, or credited to, the Controlled Accounts, all securities accounts to which any Purchased Assets consisting of “securities” or “security entitlements” (as defined in the UCC) have been credited, all Interest Rate Protection Agreements, if any, all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts”, “instruments” and “investment property” as defined in the UCC relating to or constituting any and all of the foregoing, and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(b)           The Sellers and Buyers intend that the Transactions hereunder be sales to the Buyers of the Purchased Assets and not loans from the Buyers to the Seller secured by the Purchased Assets.  However, in order to preserve the Agent’s and each Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by each Seller of all of the Seller’s obligations to the

Agent and each Buyer hereunder and the Transactions entered into hereunder (“Repurchase Obligations”) and Seller-Related Obligations, each Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items and the Purchased Assets to the Agent, for the ratable benefit of the Buyers and the Affiliated Hedge Counterparties, to secure the Repurchase Obligations and Seller-Related Obligations, including without limitation the repayment of all amounts owing to the Agent and each Buyer hereunder and, as security for the performance by each Seller of all of the Seller’s obligations to the Affiliated Hedge Counterparties under the Interest Rate Protection Agreements and this Agreement, each Seller hereby assigns, pledges and grants to the Agent, as agent for and on behalf of the Affiliated Hedge Counterparties, a pari passu security interest, subject to the payment priorities set forth in this Agreement, in all of the Seller’s right, title and interest in, to and under the Purchased Items and the Purchased Assets.  Each Seller agrees to mark its computer records and files to the extent practicable to evidence the interests granted to the Agent and the Buyers hereunder.  All Purchased Items shall secure the payment of all obligations of each Seller now or hereafter existing under this Agreement and each Interest Rate Protection Agreement that is with an Affiliated Hedge Counterparty, including, without limitation, each Seller’s obligation to repurchase Purchased Assets, or if such obligation is so recharacterized as a loan, to repay such loan, for the Repurchase Price and to pay any and all other amounts owing to the Agent and each Buyer hereunder.  The Agent agrees to act as agent for and on behalf of the Affiliated Hedge Counterparties with respect to the security interest granted hereby to secure the Sellers’ obligations to the Affiliated Hedge Counterparties, including, without limitation, with respect to the Purchased Assets and the Mortgage Asset Files held by the Custodian pursuant to the Custodial Agreement.

(c)           Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Asset Files as exclusive bailee and agent for the Agent pursuant to the terms of the Custodial Agreement and shall deliver to the Agent Trust Receipts each to the effect that the Custodian has reviewed such Mortgage Asset Files in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in such Mortgage Asset Files as so reviewed.

(d)           With respect to any portion of the Purchased Items which consist of “securities” or “security entitlements” (as defined in the UCC), (x) in the case of any security represented by a “security certificate” (within the meaning of the UCC), the Custodian shall hold such security certificate, registered in the name of the Custodian or indorsed to the Custodian in blank (in the case of a security in “registered form” (within the meaning of the UCC)) and (y) in the case of a security entitlement, cause the relevant “securities intermediary” (as defined in the UCC) to indicate by book-entry the credit thereof to a “securities account” (as defined in the UCC), as to which the Custodian is the “entitlement holder” (as defined in the UCC).

(e)           In addition to and without limiting the generality of the foregoing, each Seller hereby grants to the Agent for the benefit of the Buyers hereunder a security interest in each Interest Rate Protection Agreement, if any, relating to the Purchased Assets to secure the Repurchase Obligations and the Seller-Related Obligations.

(f)            The Agent agrees to act as agent for and on behalf of the Affiliated Hedge Counterparties with respect to the security interest granted hereby to secure the obligations owing to the Affiliated Hedge Counterparties under any Interest Rate Protection Agreements, including, without limitation, with respect to the Purchased Assets and the Mortgage Asset Files held by the Custodian pursuant to the Custodial Agreement.

Section 6.02           Release of Security Interest.  Upon satisfaction of the Repurchase Obligations and the Seller-Related Obligations, the Agent shall reconvey the Purchased Assets to the Seller and release its security interest therein.

ARTICLE VII

PAYMENT, TRANSFER AND CUSTODY

Section 7.01           Payment, Transfer and Custody.  (a)  Unless otherwise mutually agreed in writing, all transfers of funds to be made by each Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent, in accordance with the wiring instructions set forth on Schedule 2 hereto, not later than 3:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).  Each Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b)           On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to the Buyers or their designee (including the Custodian) against the simultaneous transfer of the Purchase Price by the Agent on behalf of the Buyers to the Seller, in accordance with the wiring instructions set forth on Schedule 2 hereto, not later than 6:00 p.m., New York City time, simultaneously with the delivery by the Custodian to the Agent of the Trust Receipts with respect to the Purchased Assets relating to each Transaction.  The Seller hereby sells, transfers, conveys and assigns to the Buyers or their designee (including the Custodian), subject to the terms of this Agreement, all the right, title and interest of the Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Purchased Items.

(c)           In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the Sellers shall deliver or cause to be delivered and released to the Agent or its designee (including the Custodian) the documents identified in the Custodial Agreement.

(d)           Any Mortgage Asset Files not delivered to the Agent or its designee (including the Custodian) are and shall be held in trust by the Seller or its designee for the benefit of the Buyers as the owner thereof.  The Seller or its designee shall maintain a copy of the Mortgage Asset File and the originals of the Mortgage Asset File not delivered to the Agent or its designee (including the Custodian).  The possession of the Mortgage Asset File by the Seller or its designee is at the will of the Agent for the sole purpose of servicing the related Purchased Asset, and such retention and possession by the Seller or its designee is in a custodial capacity only.  Each Mortgage Asset File retained or held by the Seller or its designee shall be segregated on the Seller’s books and records, to the extent possible, from the other assets of the Seller or its designee and the books and records of the Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to the Buyers.  The Seller or its designee shall release its custody of the Mortgage Asset File only in accordance with written instructions from the Agent, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by the Seller.

ARTICLE VIII

SELLER REPRESENTATIONS AND WARRANTIES

Section 8.01           Seller Representations and Warranties.  Each Seller represents and warrants to the Agent and each Buyer that as of the Purchase Date for the purchase of any Purchased Assets by the Buyers from the Seller and as of the date of this Agreement and any Transaction hereunder and, except where any such representation or warranty is expressly stated to have been made as of a specific date, at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

(a)           Acting as Principal.  Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b)           Solvency.  Neither the Repurchase Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors.  The transfer of the Mortgage Assets subject hereto and the obligation to repurchase such Mortgage Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors.  As of the Repurchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Mortgage Assets pursuant hereto and the obligation to repurchase such Mortgage Asset (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature.  Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and Purchased Items subject hereto.  No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any Debtors Relief Laws.

(c)           No Broker.  (i) Seller has not engaged the services of, or otherwise dealt with, any broker, investment banker, agent, or other person, except for the Agent (or an Affiliate of the Agent) in connection with this Agreement or any other Repurchase Document or any Transaction or other matter related thereto and (ii)  no brokerage commission or other similar compensation is payable in connection with this Agreement or any other Repurchase Document or any Transaction or other matter related thereto.

(d)           Ability to Perform.  Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents applicable to it to which it is a party.

(e)           No Margin Deficit; No Defaults.  No Margin Deficit exists and no Default or Event of Default has occurred and is continuing hereunder.

(f)            Legal Name, Good Standing; Organizational Identification Number; Authority, Qualification to do Business; Compliance with Law.

(i)            GWF-I’s exact legal name is Gramercy Warehouse Funding I LLC.  GWF-I is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)           GWF-I’s organizational identification number is 81-0653125.  Seller will promptly notify the Agent of any change in its organizational number.

(iii)          Seller has the requisite corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage.  Seller is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify could not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

(iv)          Seller is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)           Organizational Structure; Financial Condition; No Material Adverse Change.  A copy of Seller’s current organizational chart (depicting and delineating all of such Guarantor’s consolidated and non-consolidated Subsidiaries) is attached as Exhibit R hereto.  Seller has heretofore furnished to the Agent a copy of its most recent quarterly balance sheet and the related statement of income and cash flows, certified by a Responsible Officer of the Parent to be true and correct; such financial statements are true and correct, fairly present the consolidated financial condition of Seller and its Subsidiaries as of such date and have been prepared in accordance with Tax Based Accounting Principles.  Since the date of the most recent financial statements delivered to the Agent, no change having a Material Adverse Effect has occurred.

(h)           No Litigation.  As of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets hereunder, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Seller threatened, against Seller as to which there is a reasonable possibility of an adverse determination that would have a Material Adverse Effect.  To the extent the representations and warranties in this Section 8.01 shall be remade as of any date subsequent to the date hereof, Seller shall be deemed to represent that as of such subsequent date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Seller, threatened, against Seller which have not been disclosed to Buyer in writing and as to which there is a reasonable possibility of an adverse determination that would have a Material Adverse Effect.

(i)            No Conflicts or Consents.  Neither the execution and delivery of this Agreement and the other Repurchase Documents by Seller, nor the consummation of any of the transactions by it herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with any provision of law, statute, or regulation to which Seller is subject or any material judgment, license, order, or permit applicable to Seller or contravene or conflict with or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Seller pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which Seller may be bound, or to which Seller may be subject, other than Liens created pursuant to the Repurchase Documents.  No consent, approval, authorization, or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by Seller of the Repurchase Documents to which it is a party or to consummate the transactions contemplated hereby or thereby which has not already been obtained.

(j)            Authorization, Power and Enforceability.  Seller has all necessary corporate or other power, authority and legal right to execute, deliver, and perform under this Agreement and each of the other Repurchase Documents executed by it; Seller is duly authorized to execute, deliver, and perform under this Agreement and the other Repurchase Documents to which it is a party and is and will continue to be duly authorized to perform under this Agreement and such other Repurchase Documents; and each Repurchase Document has been duly executed and delivered by Seller, as applicable, and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(k)           Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Repurchase Document to which Seller is or will be a party, (ii) the legality, validity, binding effect or enforceability of any such Repurchase Document against Seller or (iii) the consummation of the transactions contemplated by this Agreement (other than the filing of certain financing statements in respect of certain security interests).

(l)            Use of Proceeds; Margin Regulations.  All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s Governing Documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(m)          Taxes.  Seller and each Subsidiary thereof has filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges payable by it, or with respect to any of their properties, which have become due, and income or franchises have been paid prior to the time that such taxes could give rise to a lien thereon or are being contested in good faith by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP.  Seller and each Subsidiary thereof has paid, or has provided adequate reserves (in the good faith judgment of the management of Seller) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date.  There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of Seller, threatened by any authority regarding any taxes relating to Seller or any Subsidiary thereof which is material or not being contested in good faith.  Neither Seller nor any Subsidiary thereof has entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of taxes, or is aware of any circumstances that would cause the taxable years or other taxable periods of Seller or any Subsidiary thereof not to be subject to the normally applicable statute of limitations.

(n)           Government Regulation.  Neither Seller nor any Subsidiary thereof is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(o)           Purchased Assets.

(i)            As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Asset (or any interest therein) to any other Person, and immediately prior to the sale of such Mortgage Asset to the Buyers, Seller was the sole owner of such Mortgage Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyers hereunder.

(ii)           The provisions of this Agreement and the related Confirmation are effective to either constitute a sale of Purchased Items to the Buyers or to create in favor of the Agent for the ratable benefit of the Buyers a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items.

(iii)          Upon receipt by the Custodian of each Mezzanine Note or Junior Interest Note, endorsed in blank by a duly authorized officer of Seller, either a purchase shall have been completed by the Buyers of such Mezzanine Note or Junior Interest Note, as applicable, or the Agent shall have for the ratable benefit of the Buyers a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.

(iv)          Each of the representations and warranties made in respect of the Purchased Assets pursuant to Schedule 1(a) – 1(j), as applicable, are true, complete and correct.

(v)           Upon the filing of financing statements on Form UCC-1 naming the Agent, as agent for the Buyers, as “Secured Party”, Seller as “Debtor” and describing the

Purchased Items, in the jurisdictions and recording offices listed on Exhibit C attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the Uniform Commercial Code will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Purchased Items.

(vi)          Upon execution and delivery of the Account Control Agreement, the Agent shall have, for the ratable benefit of the Buyers, a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the Uniform Commercial Code) comprising Purchased Items.

(p)           Principal Place of Business; Location of Records; Federal Tax ID.  GWF-I’s principal place of business is 420 Lexington Avenue, New York, New York 10170.  All of the books and records of GWF-I are and will be kept at 420 Lexington Avenue, New York, New York 10170 and will continue to be at such location (unless GWF-I notifies the Agent in writing at least thirty (30) days prior to the date of any change).  GWF-I’s federal taxpayer’s identification number is 81-0653125.

(q)           Interest Rate Protection Agreements.  Seller has entered into all Interest Rate Protection Agreements required pursuant to Section 9.01(v) and to the actual knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to an Interest Rate Protection Agreement, each such Interest Rate Protection Agreement is in full force and effect in accordance with its terms and no default, event of default or termination event (however denominated) exists thereunder.

(r)            Servicing Agreements.  Seller has delivered to the Agent all Servicing Agreements pertaining to the Mortgage Assets and to the actual knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

(s)           True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to the Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto (other than with respect to the Mortgage Assets), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of Seller to the Agent in connection with this Agreement and the other Repurchase Documents and the transactions contemplated hereby (other than with respect to the Mortgage Assets) and thereby will be true, complete and accurate in all material respects, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to a Responsible Officer of Seller, after due inquiry, that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Agent for use in connection with the transactions contemplated hereby or thereby.

(t)            No Plan Assets.  Seller is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Seller constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (a) Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Seller are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

(u)           No Reliance.  Seller has made its own independent decisions to enter into each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Seller is not relying upon any advice from the Agent or any Buyer as to any aspect of the Repurchase Documents or any Transaction, including without limitation, the legal, accounting or tax treatment of such Transactions.

(v)           Patriot Act.  Seller is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(w)          Insurance.  As of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets hereunder, Seller has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 4, which insurance meets the requirements of Section 9.01(x).

(x)            Environmental Matters.  As of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets hereunder:

(i)            To the best knowledge of Seller, no properties owned or leased by Seller and no properties formerly owned or leased by Seller, its predecessors, or any former subsidiaries or predecessors thereof (the “Properties”), contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or reasonably could be expected to give rise to liability under, Environmental Laws;

(ii)           To the best knowledge of Seller, Seller is in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Laws which reasonably would be expected to interfere with the continued operations of Seller;

(iii)          Seller has not received any notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Law, nor does Seller have any actual knowledge that any such notice will be received or is being threatened;

(iv)          To the best knowledge of Seller, Materials of Environmental Concern have not been transported or disposed by Seller in violation of, or in a manner or to a location which reasonably would be expected to give rise to liability under, any applicable Environmental Law, nor has Seller generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that reasonably would be expected to give rise to liability under, any applicable Environmental Law;

(v)           No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Seller, threatened, under any Environmental Law which Seller is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which Seller is a party;

(vi)          To the best knowledge of Seller, there has been no release or threat of release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably would be expected to give rise to liability under any Environmental Law for which Seller may become liable; and

(vii)         to the best knowledge of Seller, each of the representations and warranties set forth in the preceding clauses (i) through (vi) is true and correct with respect to each parcel of real property owned or operated by Seller.

(y)           Insider.  Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which the Agent or any Buyer is a subsidiary, or of any subsidiary, of a bank holding company of which the Agent or any Buyer is a subsidiary, of any bank at which the Agent or any Buyer maintains a correspondent account or of any lender which maintains a correspondent account with the Agent or any Buyer.

(z)            Office of Foreign Assets Control.  Seller is not a person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or to the best of Seller’s knowledge,  is otherwise associated with any such person in any manner violative of Section 2 of such executive order, or (iii) on the current list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(aa)         Certain Tax Matters.  Seller represents and warrants, and acknowledges and agrees, that it does not intend to treat any Transaction or any related transactions hereunder as being a “reportable transaction” (within the meaning of United States Treasury Department Regulation Section 1.6011-4).  In the event that Seller determines to take any action inconsistent with such intention, it will promptly notify the Agent.  If Seller so notifies Buyer, Seller acknowledges and agrees that the Agent and each Buyer may treat each Transaction as part of a transaction that is subject to United States Treasury Department Regulation Section 301.6112-1, and the Agent will maintain the lists and other records required by such Treasury Regulation.

(bb)         Fiscal Year.  The fiscal year of Seller is the calendar year.

(cc)         Agreements.  Seller is not a party to any agreement or instrument or subject to any restriction which could reasonably be expected to have any Material Adverse Effect.  Seller is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Seller is bound.  Seller does not have any material financial obligation under any agreement or instrument to which Seller is a party or by which such party is otherwise bound, other than (a) obligations incurred in the ordinary course of Seller’s business and (b) obligations under the Repurchase Documents.

(dd)         Amendment and Restatement.  The Existing Agreement is amended, restated and superceded in its entirety by this Agreement.  Seller has no, and Seller hereby waives all, defenses, rights of setoff, claims, counterclaims or causes of action of any kind or description against the Agent and any applicable Buyer arising under or in respect of the Existing Agreement or any related document and, as of the Effective Date, the Agent and each applicable Buyer is in full compliance with its undertakings and obligations under this Agreement (including the Existing Agreement) and all related documents.

ARTICLE IX

COVENANTS

Section 9.01           Seller Covenants.  On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each Seller covenants that:

(a)           Financial Statements.  Seller shall deliver or cause to be delivered to the Agent:

(i)            as soon as available and in any event within thirty (30) days after the end of each fiscal quarter of the Parent, the unaudited consolidated balance sheets of the Parent and its consolidated Subsidiaries (and, to the extent available, for each Seller) as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Parent and its consolidated Subsidiaries (and, to the extent available, for each Seller) for such period and the portion of the fiscal year through the end of such period, accompanied by a schedule of all contingent funding obligations and hedging positions of the Parent and its consolidated Subsidiaries (and, to the extent available, for each Seller) and a certificate of a Responsible Officer, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its consolidated Subsidiaries (and, to the extent applicable, for each Seller) in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(ii)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, the audited consolidated balance sheets of the Parent and its consolidated Subsidiaries (and, to the extent available, for each Seller) as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Parent and its consolidated Subsidiaries (and, to the extent available, for each Seller) for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Parent and its consolidated Subsidiaries (and, to the extent applicable, for each Seller) as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(iii)          (A) with respect to each Mortgage Asset (not including RMBS) originated or master serviced by an Affiliate of Seller, the Agent or any Buyer, as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter of Seller, the rent roll, operating statement and aging of accounts receivable and accounts payable for each Underlying Mortgaged Property and (B) with respect to each Mortgage Asset not originated or master serviced by an Affiliate of Seller, the Agent or any Buyer, Seller shall use its good faith efforts to deliver as soon as practicable, the rent roll, operating statement and aging of accounts receivable and accounts payable for each Underlying Mortgaged Property;

(iv)          with respect to each Mortgage Asset (not including RMBS), as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter of Seller, a report detailing projections of Seller with respect to such Mortgage Asset for the following six (6) month period, which shall include, in any event, a description of Seller’s internal risk rating, tenant ratings, tenant KMV ratings (if applicable) and/or surveillance of such Mortgage Asset;

(v)           with respect to each Mortgage Asset to the extent received by any Seller from the obligor under any Mortgage Asset, as soon as available, but in any event not later than thirty (30) days after receipt thereof, the annual balance sheet with respect to such obligor;

(vi)          with respect to each Mortgage Asset that is CMBS, RMBS or a Junior Interest or which is a Non-Controlling Interest or Pass-Through Interest in any of the foregoing, as soon as available but in any event not later than thirty (30) days after receipt thereof, (i) the related monthly securitization report, if any, and (ii) within thirty (30) days after the end of each month, a copy of the standard monthly exception report, prepared by Seller in the ordinary course of its business in respect of the related Mortgage Asset or Underlying Mortgaged Property;

(vii)         from time to time such other information regarding the financial condition, operations, or business of Seller as the Agent may reasonably request; and

(viii)        as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of Seller knows, or with respect to any Plan to which Seller or any Subsidiary thereof makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):

(A)          any Reportable Event, or and any request for a waiver under Section 412(d) of the Code or any successor provision thereof for any Plan;

(B)           the distribution under Section 4041(c) of ERISA or any successor provision thereof of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

(C)           the institution by PBGC of proceedings under Section 4042 of ERISA or any successor provision thereof for the termination of, or the appointment of a trustee to administer, any Plan; and

(D)          the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if Seller or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA or any successor provision thereof.

(b)           Certificates; Other Information.  Seller shall furnish to the Agent:

(i)            concurrently with the delivery of the financial statements referred to in Section 9.01(a)(ii) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefore no knowledge was obtained of any Default or Event of Default caused by a failure to comply with the requirements of Section 9.01(l)-(o), except as specified in such certificate;

(ii)           concurrently with the delivery of the financial statements referred to in Section 9.01(a) above and with the delivery of each Confirmation, a certificate of a

Responsible Officer substantially in the form of Exhibit J hereto (A) stating that, to the best of such Responsible Officer’s knowledge, Seller during such period has observed or performed all of its covenants and other agreements in all material respects, and satisfied every material condition, contained in this Agreement and the related documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (B) showing in detail the calculations supporting such Responsible Officer’s certification of Seller’s compliance with the requirements of Sections 9.01(l)-(o), (C) showing in detail the calculations projected with respect to the requirements of Sections 9.01(l)-(o) for the upcoming period of four (4) fiscal quarters, (D) attaching a current copy of Seller’s organizational chart (depicting and delineating all of such Guarantor’s consolidated and non-consolidated Subsidiaries), (E) confirming that all of the Capital Stock and other equity and ownership interests of Seller’s Subsidiaries has been pledged to the Agent for the ratable benefit of the Buyers and Seller has taken all such further actions as the Agent has requested in order to effect and perfect such pledge and (F) showing the calculations which demonstrate compliance with the Sub-Limits;

(iii)          as soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of Seller, a copy of the projections of the Sellers and the Parent of the operating budget and cash flow budget of the Sellers and the Parent for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer certifying that such projections have been prepared in good faith based upon reasonable assumptions;

(iv)          promptly upon receipt thereof, copies of all reports submitted to Seller by independent certified public accountants in connection with each annual, interim or special audit of the books and records of Seller made by such accountants, including, without limitation, any management letter commenting on Seller’s internal controls submitted by such accountants to management in connection with their annual audit;

(v)           within thirty (30) days of the end of each calendar quarter, a quarterly report, which report shall include, among other items, (1) a summary of Seller’s delinquency and loss experience with respect to Mortgage Assets serviced by Seller, any Servicer or any designee of either, and (2) operating statements and the occupancy status of such Mortgaged Property and other property level information, plus any such additional reports as the Agent may reasonably request with respect to Seller or any Servicer’s servicing portfolio or pending originations of Mortgage Assets;

(vi)          within fifteen (15) days after the same are sent, copies of all financial statements and reports which Seller sends to its stockholders, and within fifteen (15) days after the same are filed, copies of all financial statements and reports which Seller may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(vii)         no later than the 15th day of each month, with respect to each Purchased Asset, a Purchased Asset Data Summary, substantially in the form of Exhibit K, properly completed; and

(viii)        promptly, any report or material notice received by Seller with respect to any Purchased Asset and such additional financial and other information as the Agent may from time to time reasonably request.

(c)           Litigation.  Seller will promptly, and in any event within ten (10) Business Days after service of process on any of the following, give to the Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing) or other legal or arbitrable proceedings affecting Seller or any Subsidiary thereof or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $1,000,000 (not covered by insurance), or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

(d)           Existence, etc.  Seller shall:

(i)            continue to engage in business of the same general type as now conducted by it or otherwise as approved by the Agent prior to the date hereof and maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets); provided, that nothing in this Section 9.01(d)(i) shall prohibit any transaction expressly permitted under Section 9.01(e);

(ii)           comply with all Contractual Obligations and with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii)          keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)          not (i) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure, each as described in Section 8.01(f) or (ii) change its jurisdiction of organization, unless it shall have provided the Agent thirty (30) days’ prior written notice of such change and shall have first taken all action required by the Agent for the purpose of perfecting or protecting the lien and security interest of the Agent established hereunder;

(v)           pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(vi)          permit representatives of the Agent, upon reasonable notice (unless a Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy (at the Agent’s expense) and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Agent.

(e)           Prohibition of Fundamental Changes; Fiscal Year and Accounting Method.  Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets or acquire or form any Subsidiaries (other than the Subsidiaries set forth on Schedule 5 hereto and such additional Subsidiaries which may from time to time become Sellers under this Agreement in accordance with Section 9.01(hh)); provided, that Seller may merge or consolidate with (A) any wholly owned subsidiary of the Seller or (B) any other Person if Seller is the surviving corporation, in either case, as long as, after giving effect thereto, no Default or Event of Default would exist hereunder.  Seller shall not change its respective fiscal year or method of accounting without the consent of the Agent and Seller shall give the Agent at least fifteen (15) days prior written notice of any such requested change, which notice shall include a detailed explanation of the changes intended to be made and pro forma financial statements demonstrating the impact thereof.

(f)            Margin Deficit.  If at any time there exists a Margin Deficit, the Sellers shall cure same in accordance with Section 4.01.

(g)           Notices.  Seller shall give notice to the Agent:

(i)            promptly upon receipt by Seller of notice or knowledge of the occurrence of any Default or Event of Default;

(ii)           with respect to any Purchased Asset, promptly upon receipt by Seller of any principal prepayment (in full or partial) of such Purchased Asset;

(iii)          with respect to any Purchased Asset hereunder, promptly upon receipt of notice or knowledge by or of Seller that the Underlying Mortgaged Property has been materially damaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Asset Value of such Purchased Asset; and

(iv)          promptly upon receipt of notice or knowledge by or of Seller of (i) any material default related to any Purchased Item, (ii) any Lien or security interest on, or claim asserted against, any Purchased Item or (iii) any event or change in circumstances which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Seller setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

(h)           Transactions with Affiliates.  Seller may enter into any transaction with an Affiliate; provided that such transaction is disclosed in writing in advance to Buyer and such transaction is upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided, further, that in no event shall Seller transfer to the Agent hereunder any Mortgage Asset acquired by Seller from an Affiliate of Seller unless a Non-Consolidation Opinion and a True Sale Opinion have been delivered to the Agent prior to such sale.

(i)            Limitation on Liens.  Immediately upon notice to Seller of a Lien or any circumstance which if adversely determined would be reasonably likely to give rise to a Lien (other than in favor of the Agent for the benefit of the Buyers) on the Purchased Items, Seller will defend the Purchased Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Purchased Items (other than any security interest created under this Agreement), and Seller will defend the right, title and interest of the Buyers and the Agent in and to any of the Purchased Items against the claims and demands of all persons whomsoever.

(j)            Limitations on Indebtedness, Guarantees and Contingent Liabilities.  Seller shall not create, incur, assume or suffer to exist any Indebtedness, Guarantees or Contingent Liabilities, except Indebtedness of the Seller to the Agent or any Buyer (or an Affiliate of the Agent or any Buyer).

(k)           Limitation on Distributions.  Seller shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller, except, so long as no Default, Event of Default or Margin Deficit shall have occurred and be continuing, Seller may (i) make such payments solely to the extent necessary to preserve the status of the Parent as a REIT and (ii) make additional payments subject to the following restrictions: (1) during the first year following the Effective Date of this Agreement, Seller may make payments in an amount equal to (a) 103% of FFO only if a dividend payment is made to reimburse certain original shareholders for expenses associated with the capitalization of Parent, or (b) 100% of FFO if no such dividend payment is made, and (2) after the first year following the Effective Date, Seller may make payments in an amount equal to 100% of FFO.

(l)            Weighted Average of Purchase Rate and LTV.  No Seller shall permit (i) the weighted average Purchase Rate of all Mortgage Assets to exceed 85.0% or (ii) the Weighted Average LTV of all Mortgage Assets to exceed 80.0%.

(m)          Interest Coverage.  Seller shall not permit, during any Test Period, the ratio of (i) the sum of Consolidated Adjusted EBITDA of all Sellers at any time such Test Period to (ii) Consolidated Interest Expense of all Sellers at any time such Test Period to be less than 1.50 to 1.00.

(n)           Maintenance of Ratio of Consolidated Total Indebtedness to Consolidated Total Assets.  Seller shall not permit the ratio of Consolidated Total Indebtedness of all Sellers to Consolidated Total Assets of all Sellers at any time to be greater than 0.85 to 1.00.

(o)           Positive Net Income.  Seller’s Net Income shall be positive at all times following the first anniversary of the Effective Date of this Agreement.

(p)           Servicer; Servicing Tape.  Seller shall cause each Servicer to provide to the Agent and to the Custodian via Electronic Transmission, a remittance report on a monthly basis by no later than the 15th day of each month (the “Reporting Date”) containing servicing information, including without limitation those fields reasonably requested by the Agent from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Assets serviced hereunder by Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date (such remittance report, an “Asset Tape”).  To the extent it has control, Seller shall not cause or permit any Mortgage Assets to be serviced by any servicer other than a Qualified Servicer.

(q)           Required Filings.  Seller shall promptly provide the Agent with copies of all material documents which Seller or any Subsidiary of Seller is required to file with any regulatory body in accordance with its regulations.

(r)            Remittance of Prepayments.  Seller shall remit or cause to be remitted to the Agent for the ratable benefit of the Buyers, with sufficient detail via Electronic Transmission to enable the Agent to appropriately identify the Mortgage Asset to which any amount remitted applies, all full or partial principal prepayments on any Purchased Asset that Seller or Servicer has received no later than five (5) Business Days following the date such prepayment was received.

(s)           Custodial Agreement and Account Control Agreement.  Seller shall maintain each of the Custodial Agreement and Account Control Agreement in full force and effect and shall not amend or modify either of the Custodial Agreement or the Account Control Agreement or waive compliance with any provisions thereunder without the prior written consent of the Agent.

(t)            Inconsistent Agreements.  Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any material agreement containing any material provision which would be violated or breached by any Transaction hereunder or by the performance by Seller of its obligations under any Repurchase Document.

(u)           Escrow Imbalance.  Seller shall, no later than five (5) Business Days after learning (from any source) of any material imbalance in any escrow account, fully and completely correct and eliminate such imbalance including, without limitation, depositing its own funds into such account to eliminate any overdrawal or deficit.

(v)           Hedging.  Seller shall enter into Interest Rate Protection Agreement(s) selected by Seller and acceptable to the Agent with respect to all Purchased Assets which have a fixed rate of interest or yield and are intended for securitization and Seller shall enter into such other Interest Rate Protection Agreement(s) with respect to any or all of the Purchased Assets as the Agent may from time to time request.  Seller shall take all such steps as the Agent deems necessary to perfect the security interest granted in each Interest Rate Protection Agreement pursuant to Section 6.01(e) of this Agreement.

(w)          Separateness.  Seller shall (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Agreement, which assets and transactions specifically contemplated by this Agreement shall include, without limitation, the origination, acquisition, ownership, management, servicing, administration, operation, collection, enforcement, development, improvement, leasing, exchange, participation, securitization, sale, transfer and other disposition of all of any portion of the Purchased Assets (including the Underlying Mortgaged Property and any business interests related thereto), personal property necessary for and used or to be used in connection with its ownership or operation of the Purchased Assets (including the Underlying Mortgaged Property and any business interests related thereto) or any portion thereof, cash, its interest under any associated Interest Rate Protection Agreement, this Agreement, and any and all agreements, documents, insurance policies, reports and other instruments in any way relating to the Purchased Assets (including the Underlying Mortgaged Property and any business interests related thereto) or any portion thereof; (b) not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) pursuant to this Agreement, and under the agreements, documents, insurance policies, reports and other instruments evidencing, securing or in any other way related to the Purchased Assets (including the Underlying Mortgaged Property and any business interests related thereto), (ii) in connection with customary representations, warranties, indemnities and agreements in connection with the origination, acquisition, ownership, management, servicing, administration, operation, collection, enforcement, financing, development, improvement, leasing, exchange, participation, securitization, sale, transfer or other disposition of the Purchased Assets (including the Underlying Mortgaged Property and any business interests related thereto), and (iii) under zoning and other governmental regulations, rules, prohibitions and ordinances and existing and proposed covenants, easements and other matters of public record governing, burdening, benefiting or otherwise affecting any real property constituting or underlying any of the Purchased Assets (including the Underlying Mortgaged Property and any business interests related thereto); (c) not make any loans or advances to any third party, and shall not acquire obligations or securities of its affiliates; (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of the Agent, not to unreasonably withheld; (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP consistently applied as in effect from time to time or as a matter of law) and file its own tax returns (except to the extent that either consolidation is required or permitted under applicable law or it is a tax disregarded entity not required to file tax returns under applicable law); (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate invoices and checks; (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (j) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part, except as otherwise permitted in accordance herewith; (k) not commingle its funds or other assets with those of any Affiliate or any other Person; (l) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person; (m) not and will not hold itself out to be responsible for the debts or obligations of any other Person; and (n) shall not, without the vote of 100% of the Board of Directors or Board of Managers of Seller, (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to Seller; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to Seller; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Seller or a substantial portion of its properties; or (iii) make any assignment for the benefit of Seller’s creditors.

(x)            Maintenance of Property; Insurance.  Seller shall keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Agent, upon written request, full information as to the insurance carried.

(y)           Compliance with Laws.  Seller shall comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

(z)            ERISA.  Seller shall, and shall cause each of its Subsidiaries to, comply in all material respects with all requirements of ERISA applicable with respect to each Plan.

(aa)         Investments.  Neither Seller nor any Affiliate thereof shall acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to or pari passu with the rights and interests of the Agent or the Buyers therein under this Agreement and the other Repurchase Documents.

(bb)         Payment of Obligations.  Seller shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including, without limitation, all amounts necessary to preserve the value of, and Seller’s, the Agent’s and the Buyers’ rights in, the Purchased Assets), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Seller, or its Subsidiaries, as the case may be.

(cc)         Margin Regulations.  No part of the proceeds of any Transaction hereunder shall be used for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X.

(dd)         Limitation on Lines of Business.  Seller shall not enter into any business, either directly or through any Subsidiary, except for those businesses in which Seller and its Subsidiaries are engaged on the date of this Agreement.

(ee)         Payment of Breakage Costs.  Seller shall pay the Agent, within one (1) Business Day after any request therefor from the Agent or any Buyer, for all Breakage Costs at any time sustained or incurred by the Agent or any Buyer.

(ff)           Guarantee Agreement.  If at any time (i) the obligations of any Guarantor under the Guarantee Agreement shall cease to be in effect, (ii) any Act of Insolvency shall have occurred with respect to any Guarantor or (iii) there shall occur any violation of any provision set forth in Sections 9(b) through 9(o) of the Guarantee Agreement (any of the foregoing events, a “Guarantee Default”), then, within sixty (60) days after the occurrence of any such Guarantee Default, Seller shall have a replacement performance guarantor acceptable to Buyer (a “Performance Guarantor”) assume in writing such obligations under the Guarantee as the Agent deems necessary to correct such Guarantee Default.

(gg)         Internalization of Management.  Seller shall not internalize the management of Parent without the prior written consent of the Agent; provided, however, that such consent shall be granted by the Agent so long as (1) no Margin Deficit, Default or Event of Default exists, (2) Seller shall, at the time of such internalization, and will continue after such internalization to meet all covenants, conditions, representations and warranties, whether financial or otherwise, as set forth in any of the Repurchase Documents, and (3) Seller delivers to the Agent a fairness opinion, in form and substance acceptable to the Agent, provided by a nationally recognized expert in the related field acceptable to the Agent.

(hh)         Additional Sellers.  Subject to the terms and conditions of this Agreement and the other Repurchase Documents, including without limitation the separateness provisions set forth in Section 9.01(w) of this Agreement, any Seller may from time to time form or acquire additional Subsidiaries.  In the event that any Seller at any time forms or acquires any such Subsidiary, such Seller shall, within ten (10) days after such formation or acquisition, (i) notify the Agent in writing of such formation or acquisition, (ii) pledge in favor of the Agent for the ratable benefit of the Buyers of all of the Capital Stock and other equity and ownership interests held by the Seller in each such Subsidiary and shall take all such further action as the Agent shall deem reasonably necessary or advisable (including, without limitation, the execution of financing statements on form UCC-1 and any additional security agreements or amendments thereto) in order to effect and perfect such pledge, (iii) in the event that such Subsidiary was formed or acquired for the purpose of acquiring or holding assets in contemplation of the entering into of Transactions hereunder, such Subsidiary shall deliver to the Agent a properly completed and duly executed Additional Seller Joinder Agreement substantially in the form of Exhibit N hereto, pursuant to which such additional Subsidiary shall become a Seller under this Agreement and (iv) the addition of such Subsidiary shall be indicated on the first organizational chart delivered to the Agent pursuant to Section 9.01(b)(ii) after such formation or acquisition.

(ii)                                  Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01                          Events of Default.  If any of the following events (each, an “Event of Default”) occur, each Seller and the Agent shall have the rights set forth in Section 10.02, as applicable:

(a)                                  any Seller shall default in the payment of any Repurchase Price due or any amount under Section 5.01 when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment); or

(b)                                 the Sellers shall fail to cure any Margin Deficit in accordance with Section 4.01; or

(c)                                  any Seller shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document after written notification by Buyer of such default, and such default shall have continued unremedied for five (5) Business Days; or

(d)                                 any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by any Seller or any certificate furnished to the Agent pursuant to the provisions hereof or thereof or any material information with respect to the Mortgage Assets furnished in writing by on behalf of any Seller shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Value of the Purchased Assets, unless (i) the Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Agent in its sole discretion to be materially false or misleading on a regular basis); or

(e)                                  any Seller shall fail to comply with the requirements of Sections 9.01(c) - (ii), or (except as otherwise set forth in Sections 10.01(a), 10.01(b), 10.01(c), or 10.01(d)) any Seller shall fail to observe or perform any other covenant or agreement contained in this Agreement or any other Repurchase Document and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days after actual knowledge by the Seller or receipt of written notice from the Agent; provided, however that to the extent such failure to observe or perform relates to the Seller’s failure to deliver reports required under Section 9.01(a)(iii) or Section 9.01(b)(v)(2) and neither the Seller nor its Affiliates have received such reports, and the Seller has used commercially reasonable best efforts to obtain such reports as and when required hereunder, such failure shall not be deemed to be an Event of Default unless such failure shall have been on a consistent or frequent basis (which determination shall be made in the Agent’s reasonable discretion); or

(f)                                    a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against any Seller by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof; or

(g)                                 an Act of Insolvency shall have occurred with respect to any Seller or any of Affiliate thereof; or

(h)                                 the Custodial Agreement, the Account Control Agreement or any Repurchase Document or a replacement therefor acceptable to the Agent shall for whatever reason be terminated by Seller or cease to be in full force and effect (other than due to causes solely within the control of the Agent or Custodian), or the enforceability thereof shall be contested by any Seller; or

(i)                                     any Seller shall grant, or suffer to exist, any Lien on any Purchased Item (except any Lien in favor of the Agent for the benefit of the Buyers); or the Purchased Items shall not have been sold to the Buyers, or the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Purchased Items in favor of the Agent for the benefit of the Buyers (other than by result of any action or inaction by the Agent) or shall be Liens in favor of any Person other than the Agent for the benefit of the Buyers; or

(j)                                     any Seller shall be in default under (i) any Indebtedness of the Seller which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $1,000,000, or (ii) any other material contract to which the Seller is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is at least $500,000; or

(k)                                  (i) any Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) any Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i)

through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l)                                     any Pledge and Security Agreement shall cease to create a valid and perfected security interest in favor of the Agent for the benefit of the Buyers in the Capital Stock of the respective Seller, or any Seller shall so assert; or

(m)                               any Change of Control shall occur; or

(n)                                 the Management Contract shall be amended to increase the amount of compensation required to be paid to the Manager thereunder, or the Management Contract shall be otherwise materially amended to the detriment of Parent, or the Manager shall be terminated, in any case without the prior written consent of the Agent; or

(o)                                 any event of default or termination event (however denominated) shall have occurred with respect to Seller (or its Affiliate, as applicable) under any Interest Rate Protection Agreement with an Affiliated Hedge Counterparty.

Section 10.02                          Remedies.  (a) If an Event of Default shall have occurred and be continuing, the following rights and remedies are available to the Agent.

(i)                                     At the option of the Agent, exercised by written notice to the Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency of any Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.  The Agent shall (except upon the occurrence of an Act of Insolvency of any Seller) give notice to the Sellers of the exercise of such option as promptly as practicable.

(ii)                                  If the Agent exercises or is deemed to have exercised the option referred to in Section 10.02(a)(i),

(A)                              (i) all of the Sellers’ obligations in respect of such Transactions to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date, and to pay all other amounts owed by the Sellers hereunder, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the Agent, for the account of the Buyers, and applied to the aggregate unpaid Repurchase Prices and any other amounts owed by the Sellers hereunder or under any other Repurchase Document, and (iii) each Seller shall immediately deliver to the Agent any Purchased Assets subject to such Transactions then in the Seller’s possession or control;

(B)                                from and after the exercise or deemed exercise of such option, to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be determined by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price, (x) the Post-Default Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date (decreased as of any day by (i) any amounts actually in the possession of the Agent pursuant to clause (C) of this subsection, (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to Section 10.02(a)(iv), and (iii) any amounts applied to the Repurchase Price pursuant to Section 10.02(a); and

(C)                                all Income actually received by the Agent for the account of the Buyers pursuant to Section 5.01 (excluding any Late Payment Fees paid pursuant to Section 3.06(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the Seller.

(iii)                               Upon the occurrence and during the continuance of one or more Events of Default, the Agent shall have the right to obtain physical possession of the Servicing Records (subject to the provisions of the Custodial Agreement) and all other files of the Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of the Seller or any third party acting for the Seller and the Seller shall deliver to the Agent such assignments as the Agent shall request and the Agent shall have the right to appoint any Person to act as Servicer for the Purchased Assets.  The Agent shall be entitled to specific performance of all agreements of the Sellers contained in the Repurchase Documents.

(iv)                              At any time on the Business Day following written notice to the Sellers (which notice may be the written notice given under Section 10.02(a)(i)), in the event the Sellers have not repurchased all Purchased Assets, the Agent may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Agent may deem satisfactory any or all Purchased Assets subject to such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give the Sellers credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder.  The proceeds of any disposition of Purchased Assets shall be applied first to the costs and expenses incurred by the Agent or any Buyer in connection with any Seller’s default; second to costs of related covering and/or related hedging transactions; third to the aggregate Repurchase Price; and fourth to any other outstanding obligation of any Seller to the Agent or any Buyer or any of their respective Affiliates under this Agreement.

(v)                                 Each Seller agrees that the Agent may seek to obtain an injunction or an order of specific performance to compel the Seller to fulfill any of its obligations as set forth in Article XI, if the Seller fails or refuses to perform its obligations as set forth therein.

(vi)                              Each Seller shall be liable to the Agent, payable as and when incurred by the Agent, for (A) the amount of all actual out-of-pocket expenses, including legal or other expenses incurred by the Agent in connection with or as a consequence of any

Event of Default, and (B) all costs incurred in connection with hedging or covering transactions.

(vii)                           The Agent shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b)                                 The Agent may exercise one or more of the remedies available to the Agent immediately upon and during the continuance of an Event of Default and, except to the extent provided in Sections 10.02(a)(i) and 10.02(a)(iv), at any time thereafter without notice to any Seller.  All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which the Agent may have.

(c)                                  The Agent may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses the Seller might otherwise have to require the Agent to enforce its rights by judicial process.  Each Seller also waives any defense (other than a defense of payment or performance) the Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Items, or from any other election of remedies.  Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length.

(d)                                 To the extent permitted by applicable law each Seller shall be liable to the Agent for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full or (ii) satisfied in full by the exercise of the Agent’s rights hereunder.  Interest on any sum payable by any Seller to the Agent under this Section 10.02(d) shall be at a rate equal to the Post-Default Rate.

ARTICLE XI

SERVICING

Section 11.01                          Seller Covenants.  Each Seller covenants to cause the servicing of the Mortgage Assets (other than Junior Interests, CMBS, RMBS and Pass-Through Interests) to be maintained in conformity with Accepted Servicing Practices and in a manner at least equal in quality to the servicing the Seller would provide for Mortgage Assets which it owns.  In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which this Agreement terminates or (iii) the transfer of servicing approved by the Agent in accordance with the terms of this Agreement.

Section 11.02                          Seller as Servicer.  With respect to Mortgage Assets other than Junior Interests, CMBS, RMBS and Pass-Through Interests, if the Mortgage Assets are serviced an Affiliate of any Seller, each Seller agrees that, until the repurchase of a Mortgage Asset on a Repurchase Date for a Mortgage Asset, the Buyers are the owners of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Asset (the “Servicing Records”).  Each Seller covenants to safeguard such Servicing Records and to deliver them promptly to the Agent or its designee (including the Custodian) at the Agent’s request.

Section 11.03                          Third Party Servicer.  With respect to Mortgage Assets other than Junior Interests, CMBS, RMBS and Pass-Through Interests, if any Mortgage Assets are serviced by a person other than an Affiliate of the Sellers (such third party, the “Servicer”), (i) the Sellers shall, in accordance with Section 3.02(g), provide to the Agent a copy of the servicing agreement, which shall be in form and substance reasonably acceptable to the Agent (the “Servicing Agreement”) and Sellers shall require each Servicing Agreement to contain provisions relating to the delivery of information and reports as will enable each Seller to comply with its obligations under this Agreement as and when required hereunder, and (ii) each Seller hereby irrevocably assigns to the Agent, and the Agent’s successors and assigns, for the benefit of the Buyers, all of the Seller’s right, title and interest in, to and under, and the benefits of, each Servicing Agreement pertaining to any Mortgage Assets.  Each Seller agrees that no Person shall assume the servicing obligations with respect to any Mortgage Assets as successor to the Servicer unless such successor is a Qualified Servicer.  The Agent hereby agrees that upon the repurchase of any Mortgage Asset, the Agent shall assign back to the Seller all of its right, title and interest in, to and under, and the benefits of, any Servicing Agreement pertaining to such Mortgage Asset.

Section 11.04                          Event of Default.  With respect to Mortgage Assets other than Junior Interests, CMBS, RMBS and Pass-Through Interests, if the servicer of the Mortgage Assets is a Seller or an Affiliate of a Seller, upon the occurrence and during the continuance of an Event of Default, the Agent shall have the right to terminate the Seller or Affiliate as servicer of the Mortgage Assets and transfer servicing to its designee, at no cost or expense to the Agent, at any time thereafter.  If the servicer of the Mortgage Assets is not a Seller, the Agent shall have the right, as contemplated in the applicable Servicer Notice, upon the occurrence of an Event of Default, to terminate any applicable Servicing Agreement and transfer servicing to its designee, at no cost or expense to the Agent, it being agreed that the Sellers will pay any and all fees required to terminate such Servicing Agreement and to effectuate the transfer of servicing to the designee of the Agent.

Section 11.05                          Modification.  After the Purchase Date, until the repurchase of any Mortgage Asset, no Seller will have any right to modify or alter the terms of such Mortgage Asset and no Seller will have any obligation or right to repossess such Mortgage Asset or substitute another Mortgage Asset, in each case except as provided in the Custodial Agreement.

Section 11.06                          Inspection.  In the event that any Seller or any Affiliate thereof is servicing the Mortgage Assets, the Seller or Affiliate shall permit the Agent to inspect the Seller’s or Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Agent that the Seller or Affiliate, as the case may be, has the ability to service the Mortgage Assets as provided in this Agreement.

ARTICLE XII

THE AGENT

Section 12.01                          Appointment.  Each Buyer hereby irrevocably designates and appoints the Agent as its agent under this Agreement and the other Repurchase Documents, and each Buyer hereby irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Repurchase Documents and to exercise such powers and perform such duties as are expressly delegated to or conferred upon the Agent by the terms of this Agreement, the other Repurchase Documents and any other instruments and agreements referred to herein or therein, together with such other powers as are reasonably incidental thereto.  The Agent agrees to act as such upon the express conditions contained in this Article XII.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Buyer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Repurchase Document or otherwise exist against the Agent.  The provisions of this Article XII are solely for the benefit of the Agent and the Buyers, and neither the Manager nor any Seller shall have any rights as a third party beneficiary of any of the provisions hereof.

Section 12.02                          Duties.

(a)                                  The Agent shall be responsible for administering the Transactions on a day-to-day basis.  In the exercise of such administrative duties, the Agent shall use the same diligence and standard of care that is customarily used by the Agent with respect to similar transactions entered into by the Agent solely for its own account.

Each Buyer delegates to the Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Transactions:

(i)                                     to enter into and fund Transactions on behalf of the Buyers in accordance with the provisions of the Repurchase Documents;

(ii)                                  to receive all amounts paid by, or on behalf of, the Sellers and, except for fees to which the Agent is entitled pursuant to the Repurchase Documents or otherwise, to distribute all such funds to the respective Buyers as provided for hereunder;

(iii)                               to keep and maintain complete and accurate files and records of all material matters pertaining to the Transactions, and make such files and records available for inspection and copying by each Buyer and its respective employees and agents during normal business hours upon reasonable prior notice to the Agent; and

(iv)                              to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation and administration of the Transactions and the rights and duties delegated hereinabove.

Notwithstanding the foregoing, written consent of each of the Buyers and the Agent shall be required to:

(1)                                  modify the Purchase Rate of any Purchased Asset;

(2)                                  reduce the Pricing Rate or extend the time of payment of any Price Differential;

(3)                                  reduce or waive the Repurchase Price of any Purchased Asset;

(4)                                  increase the Purchase Amount of any Buyer over the amount thereof in effect (it being understood and agreed that (A) a Buyer’s Purchase Amount will change pro rata in accordance with any change in the Maximum Amount and (B) a waiver of any Default or Event of Default or mandatory reduction in the aggregate Purchase Amount of all Buyers shall not constitute a change in the terms of the Purchase Amount of any Buyer);

(5)                                  release any Seller or Guarantor from any of its obligations under the Repurchase Documents;

(6)                                  release all or any material part of the Purchased Items (other than as specifically provided in the Repurchase Documents);

(7)                                  amend, modify or waive any provision of this Section 12.02 or Section 13.01; or

(8)                                  reduce any percentage specified in, or otherwise modify, the definition of Required Buyers.

(b)                                 The Agent may execute any of its duties under this Agreement and the other Repurchase Documents by or through its agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder and under the other Repurchase Documents.  The Agent shall not be responsible for the negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.03                          Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Repurchase Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any Buyer for any recitals, statements, representations or warranties made by any Seller or any officer thereof contained in this Agreement or any other Repurchase Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Repurchase Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Repurchase Document or for any failure of any Seller to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Buyer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Repurchase Document, or to inspect the properties, books or records of any Seller.

Section 12.04                          Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon the advice and statements of legal counsel (including, without limitation, counsel to the Manager or any Seller), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Repurchase Document unless it shall first receive such advice or concurrence of the Required Buyers as the Agent deems appropriate or it shall first be indemnified to its satisfaction by the Buyers against any and all liability and expense which may be incurred by it by reason of taking, continuing or failing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Repurchase Documents in accordance with a request of the Required Buyers, and such request and any action taken or failure to act pursuant thereto shall be binding upon each Buyer.

Section 12.05                          Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Buyer or a Seller referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives any such notice from a Seller, the Agent shall give notice thereof to each Buyer.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Buyers; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Buyers; and the Agent shall not incur liability to any Person by reason of so acting or refraining from acting.  Without limiting the foregoing, no Buyer shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Repurchase Document in accordance with the instructions of the Required Buyers.

Section 12.06                          Non-Reliance on Agent and the Buyers.  Each Buyer expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Seller, shall be deemed to constitute any representation or warranty by the Agent to any Buyer.  Each Buyer represents to the Agent that it has, independently and without reliance upon the Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Seller and made its own decision to enter into this Agreement and each Transaction hereunder.  Each Buyer also represents that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Repurchase Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Seller.  Except for notices, reports and other documents expressly required to be furnished by a Seller to the Agent hereunder or under the other Repurchase Documents, which the Agent must distribute promptly to each Buyer, the Agent shall not have any duty or responsibility to provide any Buyer with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Seller which may come into the possession of the Agent or any of its officers, directors, employees, attorneys-in-fact or Affiliates.

Section 12.07                          Reimbursement and Indemnification.  To the extent that the Agent is not fully reimbursed and indemnified by the Sellers, and without limiting the obligation of the Sellers to do so as otherwise provided in the Repurchase Documents, within five (5) Business Days after the delivery of a written request by the Agent to the Sellers for such reimbursement or indemnification or, if earlier, upon receipt by the Agent of a refusal from the Sellers to comply with any such request, each Buyer agrees to reimburse and indemnify the Agent in its capacity as such from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following payment of all Repurchase Prices) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any of the other Repurchase Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Buyer shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of all Repurchase Prices and all other amounts payable hereunder.

Section 12.08                          Agent in Its Individual Capacity.  The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Seller as though the Agent were not the Agent hereunder and under the other Repurchase Documents.

Section 12.09                          Successor Agent.  The Agent may resign as Agent upon thirty (30) days’ notice to the Buyers and the Sellers.  If the Agent shall resign as Agent under this Agreement and the other Repurchase Documents, then the Buyers shall appoint a successor Agent, which successor Agent shall be subject to approval by the Sellers (unless an Event of Default has occurred and is continuing), such approval not to be unreasonably withheld, conditioned or delayed, and any such successor Agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor Agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any Transaction.  If no successor Agent has been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of its resignation, then the retiring Agent’s resignation shall nevertheless thereupon become effective and the Buyers shall perform all of the duties of the Agent hereunder until such time, if any, as the Buyers appoint and the Sellers approve a successor Agent as provided for above.  After any retiring Agent’s resignation as Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Repurchase Documents.

Section 12.10                          Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of Sellers’ obligations under the Repurchase Documents shall have occurred, the Agent shall, at the request, or may, upon the consent, of the Required Buyers, and provided that the Buyers have given to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Repurchase Documents respecting the sale or other disposition of all or any of the Purchased Items and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Repurchase Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Required Buyers.  The Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Required Buyers, and such instruction shall be binding upon all the Buyers.  The Required Buyers may direct the Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Buyers hereby agreeing to indemnify and hold the Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.  The Agent may, in its discretion but without obligation, in the absence of direction from the Required Buyers, take such interim actions as it believes necessary to preserve the rights of the Buyers hereunder and in and to any Purchased Item, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Purchased Item.  Each of the Buyers acknowledges and agrees that no individual Buyer may separately enforce or exercise any of the provisions of any of the Repurchase Documents, other than through the Agent.

ARTICLE XIII

MISCELLANEOUS

Section 13.01                          Indemnification and Expenses.  (a)  Each Seller jointly and severally, agrees to indemnify and hold harmless each of the Buyers, the Agent, the Sole Lead Arranger and their respective Affiliates and Subsidiaries and their present and former respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, attorneys’ fees and disbursements) (“Costs”) that may be incurred by or asserted or awarded against any Indemnified Party, in each case relating to or arising out of this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  Costs subject to this Section 13.01 shall include but not be limited to Costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition or the removal of any Materials of Environmental Concern, in each case in any way affecting any Seller’s or any of its Affiliates’ properties or any of the Mortgage Assets.  Without limiting the generality of the foregoing, each Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Assets relating to or arising out of any violation or alleged violation of any law, rule or regulation, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Seller, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not any transaction contemplated hereby is consummated.  Each Seller agrees not to assert any claim against any Indemnified Party, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Repurchase Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of any Transaction.  In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Asset for any sum owing thereunder, or to enforce any provisions of any Mortgage Asset, each Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller.  Each Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Agent’s and each Buyer’s rights under this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel.

(b)                                 Each Seller shall, whether or not any transaction contemplated hereby is consummated: (i) pay as when billed by the Agent, and in any event within three (3) days after demand from the Agent, all reasonable out-of-pocket costs and expenses (including, without limitation, all actual and reasonable fees and disbursements of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees and expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with any Transactions or any proposed Purchased Assets, and the amount of such costs and expenses shall, until paid, bear interest at the greater of (x) 5.25% per annum in excess of the Prime Rate in effect from time to time or (y) 0.50% per annum in excess of the Federal Funds Rate in effect from time to time (or at such greater rate plus 6.00%, at any time the Post-Default Rate is applicable to any Transaction)) (A) of the Agent in connection with the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith and the documents and instruments referred to herein and therein (including, without limitation, all reasonable fees, disbursements and expenses of Cadwalader, Wickersham & Taft LLP and/or other counsel incurred as of the date of this Agreement, which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder) and (B) of the Agent in connection with the enforcement of this Agreement and the other Repurchase Documents and any amendment, waiver or consent relating hereto or thereto and the documents and instruments referred to herein and therein; (ii) pay and hold each Indemnified Party harmless from and against any and all present and future stamp, documentary, issue, sales and use, value added, property and other similar taxes (other than taxes imposed on net income) with respect to the matters described in foregoing clause (i) and hold each Indemnified Party harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (iii) indemnify each Indemnified Party from and hold each of them harmless against any and all Costs incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, the entering into and/or performance of this Agreement or any other Repurchase Document or the use of the proceeds of any Transaction hereunder or the consummation of any transactions contemplated herein or in any other Repurchase Document, including, without limitation, (A) the reasonable out of pocket due diligence, inspection, appraisals, testing and review costs and expenses incurred by the Agent with respect to Mortgage Assets submitted by any Seller for purchase under this Agreement, including, but not limited to, those actual out of pocket costs and expenses incurred by the Agent pursuant to Sections 11.01 through 11.06 and Section 13.11, (B) the reasonable fees and disbursements of counsel incurred in connection therewith and (C) any environmental liabilities with respect to any real estate or other assets held by any Seller or any of its Affiliates (but excluding any such Costs to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

(c)                                  Without prejudice to the survival of any other agreement of any Seller hereunder, the agreements and obligations of each Seller contained in this Section 13.01 shall survive the repayment of all amounts owing to the Agent and the Buyers by each Seller under the Repurchase Documents and the termination of the commitment of the Buyers hereunder.

Section 13.02                          Single Agreement.  Each Seller, the Agent and each Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions.  Accordingly, each of the Sellers, the Agent and the Buyers agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder, (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

Section 13.03                          Notices and Other Communications.  Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by email, telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party.  Except as otherwise provided in this Agreement and except for notices given under Article III (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by Electronic Transmission or telecopy (upon receipt of confirmation) or personally delivered or, in the case of a mailed notice, upon receipt.

Section 13.04                          Entire Agreement; Severability.  This Agreement together with the other Repurchase Documents and the Account Control Agreement constitute the entire understanding among the Sellers, the Agent and the Buyers with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets.  By acceptance of this Agreement, the Sellers, the Agent and the Buyers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 13.05                          Assignments and Participations; Hypothecation of Purchased Assets.

(a)                                  No Seller may assign any of its rights or obligations under this Agreement without the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed, and any attempt by any Seller to assign any of its rights or obligations under this Agreement without the prior written consent of the Agent shall be null and void.

(b)                                 Title to all Purchased Assets and Purchased Items shall pass to the Buyers and, subject to the terms of the Repurchase Documents, the Buyers or their designee shall have free and unrestricted use of all Purchased Assets and Purchased Items.  Nothing in this Agreement shall preclude the Buyers or their designee from engaging in repurchase transactions with the Purchased Assets and Purchased Items or otherwise selling, pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and Purchased Items, all on terms that the Buyers may determine in their sole discretion; provided, that any such pledge or transfer shall be made expressly subject to the terms of the Repurchase Documents and the Buyers shall transfer the Purchased Assets to the Seller on the applicable Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim on any of the Purchased Assets.  Nothing contained in this Agreement shall obligate the Buyers or the Agent to segregate any Purchased Assets or Purchased Items transferred by any Seller to the Buyers.

(c)                                  Any Buyer may at any time, upon notice to the Sellers, sell to any Person which is an Eligible Transferee (each such Person, a “Participant”), participating interests in all or any part of such Buyer’s interest in the Purchased Assets, or in any other interest of such Buyer under this Agreement.  In the event of any such sale of a participating interest, the obligations of the Buyer which sold the participating interest under this Agreement to the other parties to this Agreement shall remain unchanged, such Buyer shall remain solely responsible for the performance thereof, and the other parties to this Agreement shall continue to deal solely and directly with such Buyer in connection with such Buyer’s rights and obligations under this Agreement and the other Repurchase Documents.  In no event shall any Participant have any right to approve any amendment to or waiver of any provision of any Repurchase Document, or any consent to any departure by Seller therefrom, except to the extent that such amendment, waiver or consent would reduce the Repurchase Price or Price Differential owing in respect of any Transaction, or postpone the Repurchase Date of any Transaction for more than one (1) year, in each case to the extent subject to such participation.  Each Seller agrees that if any amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement.  Each Seller also agrees that each Participant shall be entitled to the benefits of, and bound by the obligations imposed on each Buyer in, Sections 5.02 and 13.01 with respect to its participation in the Transactions outstanding from time to time as if it were a Buyer; provided, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than a Buyer would have been entitled to receive in respect of the amount of the participation transferred by such Buyer to such Participant had no such transfer occurred.

(d)                                 Any Buyer may at any time, upon notice to the Sellers, sell to any Person which is an Eligible Transferee (each such Person, an “Assignee” and together with any Participants, collectively, the “Transferees”, each a “Transferee”), all or a portion of all of such Buyer’s rights and obligations under this Agreement and the other Repurchase Documents.  Each assignment by a Buyer shall be made pursuant to an Assignment and Acceptance, substantially in the form of Exhibit P, with appropriate completions (an “Assignment and Acceptance”); provided, that such Assignee shall be (i) organized under the laws of the United States or a State thereof or the District of Columbia or (ii) a branch or agency of a bank or financial institution which is not organized under the laws of the United States or a State thereof or the District of Columbia which (A) provides to the Agent a duly executed IRS Form W-8ECI and (B) represents that income with respect to the assignment will be “effectively connected” with a U.S. trade or business at all times it holds a beneficial interest in the assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Buyer hereunder with the Purchase Amount as set forth therein, and (y) the assigning Buyer thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Buyer’s rights and obligations under this Agreement, such assigning Buyer shall cease to be a party hereto), the obligations of such assigning Buyer shall be deemed to be so reduced, and the Agent will give prompt written notice thereof (including identification of the assigning Buyer, the Assignee and the amount of the assignment) to each of the parties to this Agreement (but the assigning Buyer shall not have any liability for any failure to timely provide such notice).  Any assignment or transfer by a Buyer of rights or obligations under this Agreement that does not comply with this Section 13.05 shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with clause (c) of this Section 13.05.

(e)                                  Each Seller authorizes each Buyer to disclose to any Transferee (including any prospective Transferee) any and all of the information in the possession of such Buyer relating to the Seller and its Affiliates or to any aspect of the Transactions that has been delivered to such Buyer by or on behalf of the Seller or any of its Affiliates pursuant to this Agreement or in connection with the credit evaluation of the Buyers and their Affiliates prior to becoming a party to this Agreement; provided, that such Transferee shall have agreed to be bound by the provisions of Section 13.14 hereof.  Each Seller agrees to cooperate with the applicable Buyer in connection with any such sale of participating interests or assignments and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement to give effect to any such sale or transfer; provided, that the Seller’s further consent shall be required with respect to any such restatement, amendment, supplement or other modification which adversely changes any economic or other material term of this Agreement.

(f)                                    For avoidance of doubt, the parties to this Agreement acknowledge that nothing in this Agreement shall limit or otherwise restrict the right of any Buyer to grant security interests in its rights hereunder, including, without limitation, (i) any security interest in all or any portion of any Buyer’s rights under this Agreement to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, and (ii) any pledge or assignment for the benefit of the assignor’s trustee and/or its investors or financing parties to secure its obligations under any indenture, credit facility or Governing Documents to which it is a party; provided, that no such pledge or assignment of a security interest shall release such Buyer from any of its obligations hereunder or substitute any such pledgee or assignee for such Buyer as a party hereto.

SECTION 13.06                                    GOVERNING LAW.  THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.07                                    SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(A)                               ANY LEGAL ACTION OR PROCEEDING AGAINST ANY SELLER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER REPURCHASE DOCUMENT TO WHICH SUCH SELLER IS A PARTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE SELLER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH SELLER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE SELLER AT ITS ADDRESS AS DESIGNATED IN ACCORDANCE WITH SECTION 13.03 OF THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF BUYER TO SERVE PROCESS

IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY SELLER IN ANY OTHER JURISDICTION.

(B)                               EACH SELLER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER REPURCHASE DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(C)                               EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER REPURCHASE DOCUMENTS OR ANY DEALINGS, COURSE OF DEALINGS, COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WHETHER ORAL OR WRITTEN) OR OTHER ACTIONS OF ANY PARTY, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATIONSHIP THAT IS BEING ESTABLISHED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY ACTION OF THE AGENT OR ANY BUYER RELATING TO THE ADMINISTRATION OF THE TRANSACTIONS OR THE ENFORCEMENT OF THE REPURCHASE DOCUMENTS, AND NONE OF THE PARTIES HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

(D)                               EXCEPT AS PROHIBITED BY LAW, EACH SELLER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH SELLER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY BUYER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY BUYER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

(E)                                 EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO

RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(F)                                 THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER REPURCHASE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO ANY TRANSACTION ENTERED INTO HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 13.08                          Amendments; Waivers; Remedies Cumulative.  Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by each of the Sellers, the Agent and the Buyers.  Any provision of this Agreement may be waived by the Agent; provided, that no failure or delay on the part of the Agent in exercising any right, power or privilege hereunder or under any other Repurchase Document and no course of dealing with respect to any right, power or privilege hereunder or under any other Repurchase Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Repurchase Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Agent or any Buyer would otherwise have.  No notice to or demand on any Seller in any case shall entitle any Seller to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or any Buyer to any other or further action in any circumstances without notice or demand.  An Event of Default shall be deemed to be continuing unless expressly waived by the Agent in writing.

Section 13.09                          Intent.  (a)  The parties recognize that each Transaction is not a “Repurchase Agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the sub-limit of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition applicable), or a “Securities Contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction would render such definition applicable).

(b)                                 It is understood that any party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 10.02 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)                                  The parties agree and acknowledge that if a party hereto is an “Insured Depository Institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “Qualified Financial Contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of Purchased Assets subject to such Transaction would render such definition inapplicable).

(d)                                 It is understood that this Agreement constitutes a “Netting Contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “Covered Contractual Payment Entitlement” or “Covered Contractual Payment Obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “Financial Institution” as that term is defined in FDICIA or regulations promulgated thereunder).

Section 13.10                          Joint and Several Liability.

(a)                                  Each Seller hereby acknowledges and agrees that the Seller shall be jointly and severally liable to the Agent and each Buyer to the maximum extent permitted by applicable law for all representations, warranties, covenants, obligations and indemnities of all of the Sellers hereunder.

(b)                                 Each Seller hereby agrees that, to the extent another Seller shall have paid more than its proportionate share of any payment made hereunder, the Seller shall be entitled to seek and receive contribution from and against any other Seller which has not paid its proportionate share of such payment; provided however, that the provisions of this clause shall in no respect limit the obligations and liabilities of any Seller to the Agent or any Buyer, and, notwithstanding any payment or payments made by any Seller (the “paying Seller”) hereunder or any set-off or application of funds of the paying Seller by the Agent or any Buyer, the paying Seller shall not be entitled to be subrogated to any of the rights of the Agent or any Buyer against any other Seller or any collateral security or guarantee or right of offset held by the Agent or any Buyer, nor shall the paying Seller seek or be entitled to seek any contribution or reimbursement from the other Seller in respect of payments made by the paying Seller hereunder, until all amounts owing to the Agent or any Buyer by the Sellers under the Repurchase Documents are paid in full.  If any amount shall be paid to the paying Seller on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the paying Seller in trust for the Agent and any applicable Buyer, segregated from other funds of the paying Seller, and shall, forthwith upon receipt by the paying Seller, be turned over to the Agent and any applicable Buyer in the exact form received by the paying Seller (duly indorsed by the paying Seller to the Agent or any applicable Buyer, if required), to be applied against amounts owing to the Agent and any Buyer by the Sellers under the Repurchase Documents, whether matured or unmatured, in such order as the Agent may determine.

(c)                                  Each Seller shall remain obligated under this Section 13.10 notwithstanding that, without any reservation of rights against the Seller and without notice to or further assent by the Seller, any demand by the Agent for payment of any amounts owing to the Agent or any Buyer by any other Seller under the Repurchase Documents may be rescinded by the Agent and any the payment of any such amounts may be continued, and the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agent, and this Agreement and the other Repurchase Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Agent may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agent for the payment of amounts owing to the Agent or any Buyer by the Sellers under the Repurchase Documents may be sold, exchanged, waived, surrendered or released.  The Agent shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for amounts owing to the Agent or any Buyer by the Sellers under the Repurchase Documents, or any property subject thereto.  When making any demand hereunder against any Seller, the Agent may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by the Agent to make any such demand or to collect any payments from any other Seller, or any release of such other Seller shall not relieve any Seller in respect of which a demand or collection is not made or the Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Agent or the Buyer against the Sellers.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(d)                                 Each Seller waives any and all notice of the creation, renewal, extension or accrual of any amounts at any time owing to the Agent or any Buyer by any other Seller under the Repurchase Documents and notice of or proof of reliance by the Agent or the Buyers upon the Seller or acceptance of the obligations of the Seller under this Section 13.10, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of the Sellers under this Section 13.10; and all dealings between the Sellers, on the one hand, and the Agent and the Buyers, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the obligations of the Sellers under this Section 13.10.  Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Seller with respect to any amounts at any time owing to the Agent or the Buyers by the Seller under the Repurchase Documents, other than such notices as are expressly required to be given under this Agreement or any of the other Repurchase Documents.  Each Seller understands and agrees that it shall continue to be liable under this Section 13.10 without regard to (a) the validity, regularity or enforceability of any other provision of this Agreement or any other Repurchase Document, any amounts at any time owing to the Agent or the Buyers by the Sellers under the Repurchase Documents, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Agent or any Buyer, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Seller against the Agent or any Buyer, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Sellers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Sellers for any amounts owing to the Agent or the Buyers by the Sellers under the Repurchase Documents, or of the Sellers under this Agreement, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against any Seller, the Agent and any Buyer may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Seller or any other Person or against any collateral security or guarantee related thereto or any right of offset with respect thereto, and any failure by the Agent or any Buyer to pursue such other rights or remedies or to collect any payments from the Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agent or any Buyer against Seller.

(e)                                  Anything herein or in any other Repurchase Document to the contrary notwithstanding, the maximum liability of any Seller hereunder in respect of the liabilities of the other Sellers under this Agreement and the other Repurchase Documents shall in no event exceed the amount which can be guaranteed by the Seller under applicable federal and state laws relating to the insolvency of debtors.

Section 13.11                          Periodic Due Diligence Review.  Each Seller acknowledges that the Agent has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Seller agrees that upon reasonable (but no less than three (3) Business Day’s) prior notice unless an Event of Default shall have occurred and be continuing, in which case no notice is required, to any Seller, the Agent or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Asset Files and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of any Seller and/or the Custodian.  Each Seller also shall make available to the Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Asset Files and the Purchased Assets.  Without limiting the generality of the foregoing, each Seller acknowledges that the Buyers may purchase Mortgage Assets from the Seller based solely upon the information provided by Seller to the Agent in the Underwriting Package and, with respect to Wet Mortgage Assets, the Transaction Request Package and the representations, warranties and covenants contained herein, and that the Agent, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets purchased in a Transaction, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Asset.  The Agent may underwrite such Purchased Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  Each Seller agrees to cooperate with the Agent and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Agent and any third party underwriter with reasonable access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of the Seller.  The Sellers shall pay all out-of-pocket costs and expenses (including fees and expenses of counsel, if any) incurred by the Agent in connection with the Agent’s activities pursuant to this Section 13.11 (“Due Diligence Costs”); provided that, in the event that a Default or an Event of Default shall have occurred, the Sellers shall reimburse the Agent for all Due Diligence Costs for any and all reasonable out-of-pocket costs and expenses incurred by the Agent in connection with any due diligence review conducted by the the Agent pursuant to this

Section 13.11 following the occurrence and during the continuation of such Default or Event of Default.

Section 13.12                          Buyer’s Appointment as Attorney-in-Fact.  (a)  Following the occurrence and during the continuance of an Event of Default, each Seller hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact (coupled with an interest) with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time in the Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Seller hereby gives the Agent the power and right, on behalf of the Seller, without assent by, but with written notice to, the Seller, to do the following:

(i)                                     in the name of the Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Purchased Items whenever payable;

(ii)                                  to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

(iii)                               (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against the Seller with respect to any Purchased Items; (F) to settle, compromise or adjust without the Seller’s consent any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Agent’s option and the Seller’s expense, at any time, and from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Purchased Items and the Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Seller might do;

(iv)                              to direct the actions of the Custodian with respect to the Purchased Items under the Custodial Agreement; and

(v)                                 to execute, from time to time, in connection with any sale provided for in Section 10.02, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by the express terms hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

(b)                                 The powers conferred on the Agent hereunder are solely to protect the interests of the Agent and the Buyers in the Purchased Items and Purchase Assets and shall not impose any duty upon it to exercise any such powers.  The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 13.13                          Legal Matters.  (a)  If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial Agreement, this Agreement shall prevail.

(b)                                 This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

(c)                                  The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(d)                                 Each Seller hereby acknowledges that:

(i)                                     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Repurchase Documents;

(ii)                                  neither the Agent nor any Buyer has any fiduciary relationship to any Seller; and

(iii)                               no joint venture exists between any Seller and the Agent or any Buyer.

Section 13.14                          Confidentiality.  Each Seller, the Agent and each Buyer hereby acknowledge and agree that all information regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws including, without limitation, federal securities laws applicable to any Seller or any Affiliate thereof, (ii) any of the Confidential

Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of a Default or an Event of Default, the Agent or any Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise the Agent’s or any Buyer’s rights hereunder; provided, that nothing herein shall prevent any party from disclosing any such information (i) to any other party to this Agreement, (ii) to any Transferee or potential Transferee which agrees to comply with the provisions of this Section, or (iii) to its Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors or other Persons deemed necessary or appropriate in the reasonable judgment of the disclosing party, in each case who are made aware of and instructed to comply with the provisions of this Section 13.14; and, provided, further, that no disclosure made with respect to any Repurchase Document shall include a copy of such Repurchase Document to the extent that a summary would suffice in lieu thereof and in the event that it is necessary for a copy of any Repurchase Document to be disclosed, any specific terms set forth in such Repurchase Document with respect to fees, pricing, advance rates and the like shall be redacted therefrom prior to disclosure of such Repurchase Document.  The provisions set forth in this section shall survive the termination of this Agreement for a period of one year following such termination.

Section 13.15                          Conflicts.  In the event of any conflict between the terms of this Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Repurchase Documents shall prevail.

Section 13.16                          Right of Set-off.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, each Seller hereby grants to the Agent and each Buyer a right of offset, to secure repayment of all amounts owing to the Agent or any Buyer by the Sellers under the Repurchase Documents, upon any and all monies, securities, collateral or other property of the Seller and the proceeds therefrom, now or hereafter held or received by the Agent or any Buyer or any entity under the control of the Agent or any Buyer and their respective successors and assigns (including, without limitation, branches and agencies of the Agent, wherever located), for the account of the Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of the Seller at any time existing.  Each of the Agent and the Buyers is hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to any Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to any of the Buyers or the Agent by the Sellers under the Repurchase Documents, irrespective of whether any of the Buyers or the Agent shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts.  Each Seller shall be deemed directly indebted to the Agent and the Buyers in the full amount of all amounts owing to the Buyers and the Agent by the Sellers under the Repurchase Documents, and Buyer shall be entitled to exercise the rights of offset provided for above.  ANY AND ALL RIGHTS TO REQUIRE ANY OF THE BUYERS OR THE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE AMOUNTS OWING TO ANY OF THE BUYERS OR THE AGENT BY THE SELLERS

UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING ITS RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY EACH SELLER.

Section 13.17                          Treatment of Certain Information.  Notwithstanding anything to the contrary contained herein or in any related document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of any of the transactions contemplated by this Agreement or any other related document, any fact relevant to understanding the federal tax treatment of such transactions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment.

Section 13.18                          Increased Costs, Illegality, Etc.  (a)  In the event that the Agent shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable Pricing Rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)                                  at any time, that the Agent or the Buyers shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Transaction because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, order or request (whether or not having the force of law) (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order or request), such as, for example, but not limited to, (A) a change in the basis of taxation of payments to the Agent or the applicable Buyer in respect of any amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of the Agent or the applicable Buyer imposed by the jurisdiction in which its principal office is located) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent covered by Section 13.18(c) and/or (y) other circumstances arising after the date hereof, affecting the Agent or any Buyer or the interbank Eurodollar market or the position of the Agent or any Buyer in such market; or

(iii)                               at any time that the entering into or continuance of any Transaction, the Pricing Rate applicable to which is based upon the Eurodollar Rate, has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by Buyer with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, the Agent shall promptly give notice thereof (by telephone confirmed in writing) to the Sellers.  Thereafter (x) in the case of clause (i) above, Transactions, the Pricing Rate applicable to which is based upon the Eurodollar Rate, shall no longer be available until such time as the Agent notifies the Sellers that the circumstances giving rise to such notice by the Agent no longer exist, and any Transaction Request or Election Notice that is pending shall be deemed rescinded by the Seller, and (y) in the case of clause (ii) above, the Sellers shall pay to the Agent for the ratable benefit of the Buyers, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Agent in its sole discretion shall determine) as shall be required to compensate the Agent and the Buyers for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to the Agent and the Buyers, showing the basis for the calculation thereof, submitted to the Sellers by the Agent shall, absent manifest error, be final and conclusive and binding on all the parties hereto).

(b)                                 If the Agent determines at any time that any applicable law or governmental rule, regulation, order or request (whether or not having the force of law) adopted after the date hereof concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by the Buyers based on the existence of the Buyers’ obligations hereunder, then the Sellers shall pay to the Agent, for the ratable benefit of the Buyers, upon its written demand therefor, such additional amounts as shall be required to compensate the Buyers for the increased cost to the Buyers as a result of such increase of capital.  In determining such additional amounts, the Agent will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and consistent with its policies and the policies of its holding company with respect to capital adequacy, provided that the Agent’s determination of compensation owing under this Section 13.18(b) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  The Agent, upon determining that any additional amounts will be payable pursuant to this Section 13.18(b), will give prompt written notice thereof to the Sellers, which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 13.18(d), release or diminish any of the Seller’s obligations to pay or cause the payment of additional amounts pursuant to this Section 13.18(b).

(c)                                  In the event that the Agent shall determine (which determination shall, absent manifest error, be final and conclusive and binding on all the parties hereto) at any time that by reason of Regulation D the Buyers are required to maintain reserves in respect of any liabilities during any period that it has a Transaction, the Pricing Rate applicable to which is based upon the Eurodollar Rate, outstanding (each such period, a “Eurocurrency Reserve Period”), then the Agent shall promptly give notice (by telephone confirmed in writing) to the Sellers of such determination specifying the additional amounts required to indemnify the Buyers against the cost of maintaining such reserves (such written notice to provide a computation of such additional amounts), and the Sellers shall directly pay to the Agent, for the benefit of the Buyers, such specified amounts as additional interest at the time that it is otherwise required to pay interest in respect of such Transaction or, if later demanded by the Agent, promptly on demand.  The Agent agrees that if it gives notice to the Sellers of the existence of a Eurocurrency Reserve Period, it shall promptly notify the Sellers of any termination thereof, at which time the Sellers shall cease to be obligated to pay additional Price Differential to the Agent pursuant to the first sentence of this Section 13.18(c) until such time, if any, as a subsequent Eurocurrency Reserve Period shall occur.

Section 13.19                          Intended Third Party Beneficiaries.  Each Affiliated Hedge Counterparty is an intended third party beneficiary of Sections 5.01 and 6.01 of this Agreement and no provision set forth in any such Section (including in any related definition) shall be amended or otherwise modified without the written consent of each Affiliated Hedge Counterparty.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

GRAMERCY WAREHOUSE FUNDING I LLC, a Delaware limited liability company, as a Seller

By:	GKK CAPITAL LP, a Delaware limited partnership, its sole member and manager

	By:	Gramercy Capital Corp., a Maryland corporation, its general partner

By:
Name: Hugh Hall
Title: Chief Operating Officer

Address for Notices:
420 Lexington Avenue
New York, New York 10170
Attention: Bob Foley
Telecopier No: (212) 297-1090
Telephone No:

WACHOVIA BANK, NATIONAL ASSOCIATION, as the Agent and as a Buyer

By:
Name:
Title:

Address for Notices:
301 South College Street
Charlotte, North Carolina 28288
Attn:
Telecopier No.:

[BUYER], as a Buyer

By:
Name:
Title:

Address for Notices:
[ ]
Attn:
Telecopier No.: